EXHIBIT 10.12
OVERBURDEN REMOVAL AND
MINING SERVICES CONTRACT
#400472
[***] — Information marked with this symbol has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

OVERBURDEN REMOVAL AND
MINING SERVICES CONTRACT
SECTION “A” – AGREEMENT

INDEX

1.0 DOCUMENTS	3
2.0 PRECEDENCE	4
3.0 SCOPE OF WORK	4
4.0 CONTRACT PRICE	4
5.0 PRIME CONTRACTOR	4
6.0 INTERPRETATION	4
7.0 GOVERNING LAW	5
8.0 AMENDMENT	5
9.0 TERM	5

Canadian Natural Resources Limited	Section “A” – Agreement
Contract Number: 400472	Page 2 of 6

OVERBURDEN REMOVAL AND MINING SERVICES AGREEMENT
CONTRACT Number: 400472
THIS AGREEMENT is dated effective the 17th day of November, 2004.
BETWEEN:
CANADIAN NATURAL RESOURCES LIMITED,
a corporation under the laws of the Province of Alberta
and having an office in Calgary, Alberta;
Suite 2500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4J8
(hereinafter referred to as “Owner”),
And
NORAMAC VENTURES INC.
a corporation under the laws of the Province of Alberta
and having an office in Acheson, Alberta;
Zone 3 Acheson Industrial Area
2- 53016 Hwy. 60
Acheson, Alberta T7X 5A7
(hereinafter referred to as “Contractor”)
WHEREAS Owner wishes to engage Contractor to provide Overburden Removal and specified mining services in respect of the development for and operation of the Horizon Oil Sands Project;
AND WHEREAS Contractor has agreed to provide such Overburden Removal and mining services to Owner in accordance with the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby covenant and agree as follows:
1.0	DOCUMENTS

The Agreement between the Owner and Contractor shall consist of the following documents, and the Specifications, Drawings, Attachments and Exhibits referred to therein, all of which by this reference are incorporated herein and made part of this Agreement:

Section “A” Agreement

Section “B” Terms and Conditions

Section “C” Scope of Work

Section “D” Compensation

Section “E” Attachments

This Agreement supercedes all other communications, representations, negotiations, agreements, documents or understandings, either written or oral, among the Parties relating to the subject matter hereof except the Confidentiality Agreement and the Prime Contractor Agreement, both included in Section “E” – ATTACHMENTS, which shall remain in full force and effect in accordance with each of their terms. The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.

Contractor and Owner have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and no implied contract of any kind whatsoever by or on behalf of Owner, shall arise or be implied from anything contained in the Agreement or from any position or situation of the parties at any time, it being understood and agreed that the express contracts, covenants, and agreements contained in the Agreement and made by the

Canadian Natural Resources Limited	Section “A” — Agreement
Contract Number: 400472	Page 3 of 6

Parties hereto are and shall be the only contracts, covenants and agreements on which any rights hereunder may be founded. There shall be no implied covenants, conditions, terms or reservations read into this Agreement relating to or concerning subject matter thereof.

2.0	PRECEDENCE

In cases of express conflict between any components of this Agreement, the order of precedence, from highest to lowest, shall be as follows:
-	Section “A” – Agreement

-	Section “B” – Terms and Conditions

-	Section “D” – Compensation

-	Section “C” – Scope of Work

-	Section “E” – Attachments
In the event of an express conflict between the documents listed above, or between any other documents that are part of the Agreement, the Contractor shall notify the Owner immediately and shall comply with the Owner’s resolution of the conflict.

3.0	SCOPE OF WORK

Except as otherwise expressly provided elsewhere in this Agreement, the Contractor shall supply all services, things, and items of expense necessary to perform, and shall perform the following work:
Overburden Removal and Mining Services
Said work being more particularly described in Section “C” — SCOPE OF WORK (herein referred to as “Work”), for or in connection with Owner’s “Horizon Oil Sands Project”.

4.0	CONTRACT PRICE

In full consideration for the complete performance of all the Work in full compliance with this Agreement, the Owner shall pay the Contractor in accordance with the applicable prices and rates for the Work set out in Section “D” – COMPENSATION.

5.0	PRIME CONTRACTOR

The Parties agree to the roles and responsibilities as related to Prime Contractor as defined in the Alberta Occupational Health and Safety Act and as more fully set forth in Exhibit “C” – Prime Contractor Agreement included in Section “E” — ATTACHMENTS. Contractor will execute the said Prime Contractor Agreement and shall deliver the same to Owner concurrently with the execution and delivery of this Agreement.
6.0	INTERPRETATION

Titles and captions used in this Agreement are for convenience only and shall not be used in the interpretation of any of the provisions of this Contract.

Except as otherwise expressly provided, a reference in this Agreement to an “Article”, “section”, “subsection”, “paragraph”, “Exhibit” or “Schedule” is a reference to an article, appendix, section, subsection, paragraph, exhibit or schedule to this Agreement.

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting one gender shall be construed as suggesting other genders.

Any specific reference to a statute shall include and be deemed to be a reference to such statute and to the regulations made pursuant thereto and promulgated thereunder, as such may be amended, supplemented or superseded from time to time.

Any reference to “approval”, “authorization” or “consent” of a Party means, respectively, the written approval, the written authorization and the written consent of such Party.

Canadian Natural Resources Limited	Section “A” — Agreement
Contract Number: 400472	Page 4 of 6

All references to “Dollars”, “dollars” or “$” herein shall refer to lawful currency of Canada.

The Contractor shall comply with the manifest intent and general purpose of the Specifications and Drawings, taken as a whole, and shall not make use of any errors or omissions identified therein to the detriment of the Work.

Anything shown in the Specifications referred to in this Agreement or thereafter furnished by the Owner and not shown in the Drawings referred to in this Agreement or thereafter furnished by the Owner, or shown in such Drawings and not shown in such Specifications, shall be of like effect as if shown or mentioned in both and shall not be considered to be a conflict.

Words which have generally accepted technical or trade meanings are used in this Agreement in accordance with such recognized meanings.

7.0	GOVERNING LAW

This Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and the laws of Canada applicable therein and shall be treated as a contract made in the Province of Alberta. The Parties hereby accept and irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters that arise out of this Agreement.

The Parties hereto hereby irrevocably and unconditionally waive any objection to the venue of any actions, suits, or proceedings arising out of this Agreement or the Work contemplated thereby being in the courts of the Province of Alberta and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Subject to Article 2.3 of Section “B” — TERMS & CONDITIONS, the Parties hereby agree to extend the two (2) year time period otherwise provided for under the Limitations Act (Alberta) to six (6) years.

8.0	AMENDMENT

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by a formal written amending agreement or by a Change Order, as applicable, dated subsequent to the date hereof and executed by a duly authorized representative of each Party.

9.0	TERM

The Contractor shall commence the Work on or before the Construction Commencement Date and shall complete the Work on the Termination Date unless the Term is extended by Change Order, in which case the Termination Date specified in such Change Order shall govern.

The Contractor shall not commence the Work on the CNRL Site without prior written approval from the Owner.

Canadian Natural Resources Limited	Section “A” — Agreement
Contract Number: 400472	Page 5 of 6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NORAMAC VENTURES INC. CANADIAN NATURAL RESOURCES LIMITED

BY:	/s/ GORDON PARCHEWSKY	BY:	/s/ ROB TEMPLETON

NAME:	GORDON PARCHEWSKY	NAME:	ROB TEMPLETON C.P.P.
TITLE:	PRESIDENT	TITLE:	PROCUREMENT SUPERVISOR
DATE:	DECEMBER 6, 2004	DATE:	DECEMBER 8, 2004

BY:	/s/ WILLIAM KOEHN	BY:	/s/ REAL DOUCET

NAME:	WILLIAM KOEHN	NAME:	REAL DOUCET
TITLE:	V.P., OPERATIONS	TITLE:	SR. V.P. OIL SANDS
DATE:	DECEMBER 6, 2004	DATE:	DEC 9-04

BY:		BY:	/s/ STEVE CAUT

NAME:		NAME:	STEVE CAUT

TITLE:		TITLE:	CHIEF OPERATING OFFICER

DATE:		DATE:	10 DEC. 04

Canadian Natural Resources Limited	Section “A” — Agreement
Contract Number: 400472	Page 6 of 6

OVERBURDEN REMOVAL AND
MINING SERVICES CONTRACT
SECTION “B” – TERMS AND CONDITIONS

INDEX

1.0	DEFINITIONS	3
2.0	REPRESENTATIONS	9
3.0	REGULATIONS	11
4.0	VALIDITY OF PROVISIONS	11
5.0	CONTRACTOR AND SUBCONTRACTORS	11
6.0	COORDINATION WITH THIRD PARTIES AND OWNER’S OPERATIONS	12
7.0	ASSIGNMENT AND ENUREMENT	13
8.0	PERSONNEL	13
9.0	TAXES, DUTIES AND FEES	14
10.0	INVOICING AND PAYMENTS	16
11.0	RIGHT TO OFFSET	16
12.0	LIENS	16
13.0	RISK MANAGEMENT	16
14.0	INSURANCE	17
15.0	INDEMNITIES	19
16.0	TITLE AND RISK	20
17.0	DOCUMENTATION AND RIGHT OF AUDIT	21
18.0	INSPECTION AND ACCESS	21
19.0	QUALITY ASSURANCE	22
20.0	WARRANTIES	23
21.0	NOTICES	23
22.0	CHANGES	24
23.0	SUSPENSION OF WORK	25
24.0	DEFAULT	25
25.0	TERMINATION	26
26.0	PREFERENTIAL RIGHTS	29
27.0	FORCE MAJEURE	30
28.0	DISPUTE RESOLUTION	30
29.0	CONFIDENTIAL INFORMATION	31
30.0	PUBLIC ANNOUNCEMENTS	31
31.0	STANDARDS OF BUSINESS CONDUCT	32
32.0	FURTHER ASSURANCES	32
33.0	PERFORMANCE SECURITY	32
34.0	CLOSING PROCEDURES	33
35.0	TIME	33
36.0	SURVIVAL	33
37.0	WAIVER	34

Canadian Natural Resources Limited	Section “B” – Terms & Conditions
Contract Number: 400472	Page 2 of 34

SECTION B
TERMS AND CONDITIONS
1.0	DEFINITIONS
1.1	In this Agreement, the terms defined herein or in the recitals hereto and any capitalized derivative thereof shall have the corresponding meanings ascribed thereto, unless the context otherwise requires:
1.1.1	“Acquisition Cost” means the total cost incurred by the Contractor to provide the Facility, Equipment or Replacement Equipment for the Work, as more particularly set out in Appendix I of Section “D” – COMPENSATION;

1.1.2	“Affiliate” means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, entity, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership which is a party to this Agreement and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and each such corporation’s Affiliates, as described above; and shall also include, any joint venture participant of Owner;

1.1.3	“Agreement” means this Agreement together with the Attachments, Exhibits and Schedules attached hereto and made a part hereof, that comprise the Contract and the Contract Documents. Where the terms “Agreement” or “Contract” are used independently, and sometimes interspersedly within this Agreement, Attachments, Exhibits and Schedules the interpretation of the meaning of “Agreement” and “Contract”, shall be the same;

1.1.4	“Average Haul Distance” means that average calculated by the Owner (being a weighted average, calculated by summing the products of hauled volumes and haul distances during a Contract Year and then dividing that sum by the total volume hauled during that Contract Year) of the shortest horizontal distances along haulroads, measured from centroid to centroid using the Owner’s Mine Plan, from the Overburden Removal area of the Mine to the Dump Area, or from the muskeg/mineral soils removal area to its placement area, as the case may be, and set out in Rate Schedule “F”, included in Section “D” – COMPENSATION;

1.1.5	“BCM Rate” means the unit rate payable to the Contractor, based on the Average Haul Distance, for each bank cubic metre of Overburden or other material moved, exclusive of Overburden rehandle, as more particularly set out in Section “D” — COMPENSATION;

1.1.6	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Alberta;

1.1.7	“Cancellation” means a full termination of this Agreement by the Owner for any reason whatsoever pursuant to Article 25.9 and “Cancel” or Cancelled” shall refer to the same;

1.1.8	“Change” means any material change not contemplated in the Contract Documents or in an approved SWA in effect at the time;

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Contract Number: 400472	Page 3 of 34

1.1.9	“Change Order” means a written notice issued by the Owner to the Contractor, authorizing a Change or an amendment to this Contract;

1.1.10	“CNRL Site” means the lands encompassed by the Alberta Energy and Utilities Board Approval Number 9752 for the Horizon Oil Sands Project issued February 10, 2004, as illustrated on Drawing 11-PLN-MI-0002, entitled Plot Plan – CNRL Horizon Project, included in Section “E” – ATTACHMENTS;

1.1.11	“Compensation” means the entire consideration to be received by the Contractor for the completion of the Work, as set forth in Section “D” – COMPENSATION;

1.1.12	“Confidentiality Agreement” means that certain Confidentiality Agreement between Owner and Contractor setting out the obligations of confidentiality between the Parties, the form of which is attached as Exhibit “A” in Section “E” – ATTACHMENTS;

1.1.13	“Confidential Information” means Information and Technology, or either of them, provided to, acquired, or developed by Contractor in the course of, or incidental to, the conduct of the Work;

1.1.14	“Construction” includes the design, procurement, site preparation, construction and commissioning of the Facility and the Contractor’s Facility Site;

1.1.15	“Construction Commencement Date” means the 15th day of January, 2005 being the latest date upon which the Contractor shall begin the Work, as specified in Section “A”- AGREEMENT;

1.1.16	“Contract” and “Contract Documents” means the documents specified in the Agreement;

1.1.17	“Contractor” has the meaning ascribed in Section “A” – AGREEMENT and includes all permitted successors and assigns;

1.1.18	“Contract Year” means a twelve (12) consecutive month period during the Term commencing on January 1, 2005 or any anniversary thereof;

1.1.19	“Contractor’s Representative” means that person identified as such pursuant to Article 8.1, or his designate or replacement;

1.1.20	“Contractor’s Facility Site” means an area on the CNRL Site designated by the Owner, which area shall be for the Contractor’s use in performance of the Work and shall include, without limitation, the site on which the Facility is located;

1.1.21	“Demobilization” means the final removal of the Contractor’s equipment, vehicles, materials, personnel, Facility, Equipment, Replacement Equipment, spare parts and other inventories and supplies and property owned or under lease to the Contractor, from the CNRL Site as contemplated by this Contract Document upon the termination or expiry of this Contract;

1.1.22	“Dewatering” means any activity with the intent or effect to remove water from a Work area, directly or indirectly, including without limitation design, procurement, construction, installation, operation and maintenance of all water systems and procurement, installation, operation and maintenance of all associated tools, supplies, materials and equipment;

1.1.23	“Drawings” means the drawings and documents included in Section “E”- ATTACHMENTS;

1.1.24	“Dump Area” means that area or areas where the Contractor disposes of Overburden on the CNRL Site identified as such by the Owner from time to time during the Term;

1.1.25	“Effective Date” means the date this Agreement was entered into, as set forth in Section “A” – AGREEMENT;

Canadian Natural Resources Limited	Section “B” — Terms & Conditions
Contract Number: 400472	Page 4 of 34

1.1.26	“Equipment” includes hauling, loading, dozing and road working equipment, buses, vehicles used for other than administrative purposes, and associated tools, spare parts and other inventories, components and equipment purchased prior to or in Contract Year 1 as set out in Rate Schedule “I” of Section “D” – COMPENSATION, required to perform the Work but, unless otherwise provided for herein, does not include Replacement Equipment;

1.1.27	“Facility” means the building(s) and all improvements and fixtures to be constructed or placed by the Contractor on the Contractor’s Facility Site which may include offices, wash house facilities, storage space, shop and maintenance areas as required by the Contractor during the Term;

1.1.28	“Final Payment Certificate and Release” means a certificate and release issued by the Contractor and executed by an authorized officer of Contractor, the form of which is attached as Exhibit “B” in Section “E” — ATTACHMENTS, indicating, inter alia, that:
A.	Contractor has fully performed all its obligations under this Agreement;

B.	All claims of Contractor against Owner for and in respect of the Work are satisfied upon the making of such final payment;

C.	No property of Owner is subject to any unsatisfied lien or claim as a result of performance of the Work hereunder;

D.	All rights of lien against Owner and Owner’s property in connection with the Work are released (including, without limitation, if Owner requests, releases of lien satisfactory in form to Owner executed by all parties who by reason of furnishing material, labour or other services for the Work are potential claimants against Owner or Owner’s property); and

E.	Contractor has paid in full all outstanding obligations against the Work;
1.1.29	“Force Majeure” means an event beyond the reasonable control of the Party so claiming, that has not been caused by such Party’s negligence and which such Party was unable to prevent or provide against by the exercise of reasonable diligence at a reasonable cost, and, subject to the foregoing, includes:
A.	an act of God;

B.	war, insurrection, blockade, riot, vandalism or other civil disturbance;

C.	official, sanctioned or legal strikes, lockouts and other industrial or labour disturbances;

D.	fire, lightning, storms, floods or unusually severe weather for the area; and

E.	restraint, action, delay or inaction by a Government Authority, provided, however, that lack of finances or changes in the economic circumstances of a Party will not be considered an event of Force Majeure hereunder;

1.1.30	“Government Authority” means any national, federal, state, provincial territorial, regional, municipal, local or other government body, department, authority, tribunal, commission, board or agency or a political subdivision thereof and includes any recognized securities exchange having jurisdiction over the Parties hereto;

1.1.31	“GST” means the goods and services tax payable pursuant to the Excise Tax Act (Canada), as amended, supplemented, or replaced and the regulations promulgated thereunder;

Canadian Natural Resources Limited	Section “B” — Terms & Conditions
Contract Number: 400472	Page 5 of 34

1.1.32	“Hazardous Substances” means any substances which are hazardous to persons, property or the environment and includes (without limiting the generality of the foregoing) radioactive materials or devices, explosives, contaminants, pollutants, dangerous goods, liquid wastes, industrial wastes, toxic substances, hazardous wastes, hazardous materials and any substances declared to be dangerous or toxic under any Regulations;

1.1.33	“Inapplicable Sections” means all of Sections 15, 16, 18, 19 and 22 to 27 inclusive, of Exhibit “A” — Confidentiality Agreement, included in Section “E” – ATTACHMENTS. Inapplicable Sections shall not apply to the Parties under this Agreement and shall not be or deemed to be incorporated into this Agreement;

1.1.34	“Information” means any proprietary or non-public information regarding the affairs or business of Owner, or any Affiliate of Owner, including without limiting the generality of the foregoing:
A.	any drawings or descriptions relating to the Project;

B.	the names, telephone numbers and computer system user identification numbers of employees of Owner;

C.	information which will enable access to the Owner’s computer systems;

D.	source codes, object codes, training and instruction manuals and all related documentation concerning Owner’s computer systems;

E.	Owner’s employee, contractor, vendor, customer and supplier lists;

F.	information which relates to past, present, and future research, development and business activities of Owner;

G.	information regarding Owner systems, procedures and algorithms;

H.	information related to the operations, planning, control, and marketing of Owner’s business interests and products;

I.	any information which affects publicly held securities; and

J.	any other information about the business affairs of Owner, which Owner in its sole discretion deems to be confidential or proprietary;
1.1.35	“Invoice” means any invoice, bill or other request for payment issued by Contractor to Owner in accordance with the provisions of this Agreement;

1.1.36	“Key Personnel” means those personnel identified by name in Article 8.3 together with such other persons who may be retained or employed by the Contractor from time to time and are approved by the Owner pursuant to Article 8.4 as Key Personnel;

1.1.37	“Letter of Credit” means the letter of credit to be provided to the Owner by the Contractor as more fully described in Article 33;

1.1.38	“Losses” means, in respect of any matters contained herein, all claims, judgements, causes of action, actions, suits, debts, accounts, orders, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, costs and expenses (including, without limitation all legal and other professional fees and disbursements on a solicitor and his own client basis), rights of setoff, contribution, subrogation, interest, penalties and amounts paid in settlement arising directly or indirectly from the performance or non-performance of this Agreement;

1.1.39	“Mine” means that area of the CNRL Site identified as such on the Mine Plan;

1.1.40	“Mine Management System” means the Owner’s fleet dispatch, data acquisition and reporting system;

Canadian Natural Resources Limited	Section “B” — Terms & Conditions
Contract Number: 400472	Page 6 of 34

1.1.41	“Mine Plan” means the Owner’s written overview and objectives for continued development of the Mine for a specified period of time, typically addressing elements such as, mining areas, mining sequence, quantities and general configuration, altogether identified as Mine Plan, authorised by the Owner, and as it may be amended from time to time during the Term;

1.1.42	“Net Book Value Formula” means the formula set out in Appendix “I” of Section “D” – COMPENSATION;

1.1.43	“Overburden” means that material underlying muskeg and mineral soils included in the muskeg over-dig zone, and overlying the economic deposits of oil sands on the CNRL Site which comprises materials of Holocene (post glacial) and Pleistocene (glacial) age, the Clearwater Formation, and the top reject of the McMurray Formation;

1.1.44	“Overburden Removal” means the removal of Overburden from the Mine and includes the loading and hauling of same from the Work Site to a Dump Area and the dumping of Overburden at a Dump Area;

1.1.45	“Overburden Removal Commencement Date” means the 1ST day of July, 2005, being the date upon which the Contractor shall begin Overburden Removal;

1.1.46	“Overhaul Rate” means the adjustment factor and rate set out in Rate Schedule “H”, that is used in calculations to adjust the BCM Rate in the event the actual average haul distance in a Contract Year is greater than the Average Haul Distance for that Contract Year, all as more particularly set out in Section “D” – COMPENSATION;

1.1.47	“Overhead” means the personnel, equipment, supplies, tools and vehicles and other items and services required by the Contractor for the supervision and administration of this Contract, including without limitation, the Overhead charges more particularly set out in Section “D” — COMPENSATION;

1.1.48	“Owner” has the meaning ascribed in Section “A” – AGREEMENT and includes all successors and assigns;

1.1.49	“Owner’s Representative” means such person authorised in writing by the Owner that has the authority to bind the Owner on all matters relating to the Work and the Contract;

1.1.50	“Parties” means Owner and Contractor under this Agreement and “Party” means any one of them;

1.1.51	“Prime Contractor” shall have the meaning set forth in the Occupational Health and Safety Act of Alberta, as amended from time to time;

1.1.52	“Prime Contractor Agreement” means the Prime Contractor Agreement between the Contractor and the Owner attached hereto as Exhibit “C” of Section “E” – ATTACHMENTS to be executed and delivered by the Contractor pursuant to this Agreement;

1.1.53	“Project” means the oil sands mining and crude bitumen extraction, recovery and refining project identified by Owner as the “Horizon Oil Sands Project”;

1.1.54	“Quality Plan” means the Contractor’s document outlining its objectives and system to ensure quality during the performance of the Work, including the organizational structure, functional responsibilities, and practices such as communication, task control, documentation and assessment of the Work;

1.1.55	“Reconciliation Survey” means a survey of active mining excavations conducted by the Contractor and the Owner, all as more particularly set out in Specification 500 — Surveying, in Section “E” – ATTACHMENTS in order to reconcile the volume of material moved and the amount payable to the Contractor hereunder;

Canadian Natural Resources Limited	Section “B” — Terms & Conditions
Contract Number: 400472	Page 7 of 34

1.1.56	“Regulations” means all statutes, laws, rules, codes, ordinances, orders, decisions, directives and regulations currently in effect and amended from time to time and made by any Government Authority having jurisdiction over the Owner, the Contractor, the Project or the Work carried out hereunder;

1.1.57	“Replacement Equipment” includes hauling, loading, dozing and road working equipment, buses, vehicles used for other than administrative purposes, and associated tools, spare parts and other inventories, components and equipment purchased after Contract Year one (1) and all major rebuilds of Equipment or Replacement Equipment where cost of rebuilds exceeds thirty (30) percent of Acquisition Cost thereof, as set out in Rate Schedule “I” of Section “D” – COMPENSATION, required to perform the Work but, unless otherwise provided for herein, does not include Equipment;

1.1.58	“Scope of Work Authorization” or “SWA” means the written order identified as such and signed by both the Contractor and Owner authorizing the Contractor to perform Work or a portion of Work as contemplated in this Agreement;

1.1.59	“Specifications” means the specifications included in Section “E” – ATTACHMENTS;

1.1.60	“SWA Amendment Form”; means the agreement executed by the Parties documenting an approved revision to a SWA Execution Plan;

1.1.61	“SWA Completion Notice” means that notice issued by Owner to the Contractor pursuant to Article 7.9 of Section “C” – SCOPE OF WORK, certifying completion and acceptance of the Work under a SWA;

1.1.62	“SWA Execution Plan” means a plan developed by the Contractor and approved by the Owner pursuant to Article 7.0 of Section “C” – SCOPE OF WORK for the Work or any portion thereof to be performed during the Term and may include, without limitation, a detailed Work Schedule for the Work to be performed;

1.1.63	“Subcontractor” means a person (other than regular or temporary employees of the Contractor or its Affiliates) firm or corporation engaged directly or indirectly by Contractor to perform any part of the Work. Subcontractors include, without limitation, any vendor or supplier of goods, services, materials or equipment used or incorporated or intended to be used or incorporated in the Work;

1.1.64	“Survey Work” includes the measurement of grades, physical features, limits, areas and volumes in the Mine and in the Contractor’s Facility Site;

1.1.65	“Technology” means any and all information, data and know-how, including reports, designs, inventions, procedures, solutions and interpretations with respect to, but not limited to, geology, geophysical, engineering and environmental matters related to the Work;

1.1.66	“Term” means the period of time during which this Contract shall be in force commencing on the Effective Date and ending on the Termination Date;

1.1.67	“Termination Date” means the date upon which this Agreement shall terminate, being, subject to any Change Order, the 30th day of June, 2015, the date of completion of the Work hereunder, or such other date specified by the Owner pursuant to the terms of this Agreement, whichever shall be the earliest;

1.1.68	“Termination for Convenience” means either a partial or a full termination of the Contract by the Owner prior to the end of the Term in the absence of a default by the Contractor and excludes a termination by Owner due to Force Majeure;

1.1.69	“Third Party” means any partnership, corporation, trust, unincorporated organization, union, Government Authority, individual or any heir, executor, administrator or other legal representative of an individual other than a Party;

1.1.70	“Truck Count” is the sum of the number of loads of material hauled to a Dump Area or other area specified by the Owner by each unit of the hauling Equipment;

Canadian Natural Resources Limited	Section “B” — Terms & Conditions
Contract Number: 400472	Page 8 of 34

1.1.71	“Truck Factor” means, other than that factor to be used until the first Reconciliation Survey has been completed as determined in the Specification 500 — Surveying, in Section “E” – ATTACHMENTS, that value which is calculated by dividing the volume of material in an area (as determined by a Reconciliation Survey) by the Truck Count for the same area and the same period of time;

1.1.72	“Underhaul Rate” means the adjustment factor and rate set out in Rate Schedule “G”, that is used in calculations to adjust the BCM Rate in the event the actual average haul distance in a Contract Year is less than the Average Haul Distance for that Contract Year, all as more particularly set out in Section “D” – COMPENSATION;

1.1.73	“Work Day” means any day of the week that the Contractor has scheduled for performing the Work;

1.1.74	“Work” has the meaning attributed thereto in Article 3.0 of Section “A” – AGREEMENT; and

1.1.75	“Work Schedule” means a detailed schedule for performance of the Work authorized by a SWA all as more particularly set out in Section “C” – SCOPE OF WORK.
2.0	REPRESENTATIONS
2.1	Contractor represents and warrants to Owner that:
2.1.1	Standing: Contractor is a corporation, duly organized and validly existing under the laws of its jurisdiction of incorporation and is authorized to carry on business in all jurisdictions in which the Project and the Work are located.

2.1.2	Authority: Contractor has all the requisite corporate power and authority to execute this Agreement and perform its obligations under and in accordance with this Agreement.

2.1.3	No Conflicts: The execution of the Agreement and the performance of the Work contemplated herein and its obligations hereunder will not violate, nor be in conflict with, any of the constating or governing documents of Contractor or any judgement, decree, order, or Regulation applicable to Contractor or any agreement, instrument, permit or authority to which the Contractor is a Party or by which the Contractor is bound or subject.

2.1.4	Execution of Documents: This Agreement has been duly executed and delivered by Contractor and all other documents executed and delivered by Contractor pursuant hereto will be duly executed and delivered by Contractor, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Contractor enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of courts with respect to equitable or discretionary remedies and defenses.

2.1.5	No Authorizations: No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority exercising jurisdiction over Contractor is required to enable the due execution, delivery and performance by Contractor of this Agreement.

2.1.6	Tax Matters: Contractor:
A.	is a resident of Canada within the meaning of the Income Tax Act (Canada);

B.	is a G.S.T. registrant under the Excise Tax Act (Canada); and

C.	carries on business in Canada through a permanent establishment located in Canada.

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2.1.7	Quality of Services: Contractor shall ensure that:
A.	All services supplied by Contractor or any Subcontractor thereof in performance of the Work under this Agreement shall be supplied by personnel who are careful, skilled, experienced and competent in their respective trades or professions;

B.	The professional services, findings, and/or recommendations provided by Contractor under this Agreement shall be performed in a diligent, thorough and professional manner in accordance with the appropriate scientific, technical and professional engineering standards and principles applicable to the Work; and

C.	Contractor and any Subcontractor thereof has the necessary equipment, personnel, skill and expertise to perform and complete the Work and shall provide and maintain all labour, materials, equipment, services, and facilities which may be necessary for the performance of the Work and fulfill the obligations set forth herein.
2.1.8	Due Diligence: Contractor has:
A.	examined the terms, conditions and obligations of this Agreement;

B.	investigated and is fully acquainted with all conditions and obligations pertaining to the Work;

C.	informed and satisfied itself as to the nature of the Work; and

D.	considered all necessary information regarding risks, contingencies, circumstances and all other matters which can in any way be reasonably anticipated to affect the Work.
Any failure by the Contractor to discover matters which affect the Work shall not relieve it from obligations under this Contract or affect the Contract Price.

2.1.9	Deliveries on Execution: Contractor has delivered to Owner, concurrently with the execution of this Contract, evidence of the willingness of the Contractor’s bank to issue the first Letter of Credit in accordance with Article 33.0, the fully executed Prime Contractor Agreement in the form attached as Exhibit “C” of Section “E” – ATTACHMENTS, and the undertaking of North American Construction Group Inc. required under Article 33.6 in the form attached as Exhibit “D” of Section “E” – ATTACHMENTS.

2.1.10	Title on Purchase: In all cases where the Owner purchases Equipment, Replacement Equipment, Facilities or any other assets from the Contractor pursuant to or contemplated by this Agreement, the Contractor shall transfer and convey to the Owner good and marketable title to such assets, free and clear of any and all Third Party interests, security interests and pre-emptive rights, liens, charges and encumbrances of every nature and kind whatsoever.
2.2	Owner represents and warrants to Contractor that:
2.2.1	Standing: Owner is a corporation, duly organized and validly existing under the laws of its jurisdiction of incorporation and is authorized to carry on business in the jurisdiction in which the Project is located.

2.2.2	Authority: Owner has all the requisite corporate power and authority to execute this Agreement and perform its obligations hereunder.

2.2.3	No Conflicts: The execution of this Agreement will not violate, nor be in conflict with, any of the constating or governing documents of Owner or any judgment, decree, order, law, statute, rule or regulation applicable to Owner or any agreement, instrument, permit or authority to which the Owner is a Party or by which the Owner, or the Project are bound or subject.

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2.2.4	Execution of Documents: This Agreement has been duly executed and delivered by Owner and all other documents executed and delivered by Owner pursuant hereto will be duly executed and delivered by Owner, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Owner enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of courts with respect to equitable or discretionary remedies and defenses; and

2.2.5	No Authorizations: No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority exercising jurisdiction over Owner is required to enable the due execution and delivery by Owner of this Agreement.
2.3	Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Article 2.1 or 2.2, as the case may be. The representations and warranties in Articles 2.1 and 2.2 shall be true at the Effective Date and shall be confirmed by the Contractor in each statutory declaration to be provided hereunder and in the Final Payment Certificate and Release. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless before the termination of this Contract or within two (2) years after the Termination Date of this Contract as provided herein, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.
3.0	REGULATIONS
3.1	Contractor shall comply strictly with all Regulations applicable to Contractor’s operations in the performance of the Work. Hazard assessments as required shall be submitted by Contractor to Owner prior to significant changes in Work location or scope. Contractor shall furnish evidence of compliance with all Regulations to Owner at such times as Owner may reasonably request.

3.2	The Contractor shall ensure that all applicable personnel are suitably qualified under the Alberta Mine Safety Association (AMSA) and shall furnish evidence of compliance with such, upon request by the Owner.

3.3	Contractor shall not, under any circumstances, apply to or enter into negotiations with any Governmental Authority for acceptance of variations from or revisions to any Regulations relating to this Agreement or to the performance thereof, without the prior written approval of Owner.

3.4	Contractor shall keep itself fully informed of all Regulations of every relevant jurisdiction that affects the Work or the performance of this Agreement in any manner and shall require compliance therewith by any Subcontractor involved in the Work. If any discrepancy or inconsistency should be discovered in this Agreement in relation to any such Regulation, Contractor shall forthwith report the same in writing to Owner.
4.0	VALIDITY OF PROVISIONS
4.1	In the event any section, or any part or portion of any section of this Agreement shall be held to be invalid, illegal, void or otherwise unenforceable, such holding shall not affect the validity, legality or enforceability of the remaining part or portions of that section, or any other section hereof.
5.0	CONTRACTOR AND SUBCONTRACTORS
5.1	The Contractor shall not be deemed to be and nothing contained in this Contract shall be construed, as making the Contractor the agent or employee of the Owner and the Contractor shall at all times be deemed to be an independent contractor. Accordingly, all persons employed or retained by the Contractor in connection with the performance of its obligations hereunder shall be its employees or those of its Subcontractors and agents as the case may be, and not the employee or agent of the Owner in any respect.

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5.2	Subject to any action taken by Owner under Article 5.7, nothing in this Agreement shall be deemed to constitute or authorize Contractor, any Subcontractors or any of their employees or agents, to be or act in the capacity of agent, representative or employee of Owner. Individuals employed by Contractor shall remain employees of Contractor, notwithstanding that such individuals may be assigned to work under the direction of Owner, or in the offices of Owner. Without limiting the generality of the foregoing, each Party shall separately bear and be solely responsible for the individuals that it employs and all matters associated with such employees, including without limitation, the payment of salaries and wages, income tax withholding, employment insurance and Canada Pension Plan contributions, the establishment, funding and administration of benefits plans, holiday scheduling, career management, discipline, direction of work, allocation of assignments, hiring, training, termination, liability and insurance.

5.3	Contractor shall not subcontract performance of all or any portion of the Work under this Agreement without first notifying Owner of the intended subcontracting and obtaining Owner’s approval, in writing, of the subcontracting and the Subcontractor. If requested by Owner, Contractor shall furnish Owner with a copy of the proposed subcontract.

5.4	Contractor shall be fully responsible for the acts and omissions of its Subcontractors as if such Subcontractors were employees of the Contractor. Nothing contained in this Agreement shall be construed as creating any contractual relationship between Owner and any Subcontractor of the Contractor. Subcontractors and their performance of all or any portion of the Work shall be governed by the same terms and conditions as those applicable to the Contractor set out in this Agreement to the extent possible, including without limitation the Owner’s right to audit.

5.5	Contractor covenants with Owner that any and all Subcontractors retained by Contractor for the performance of the Work under this Agreement shall, unless otherwise specified herein, comply fully with the terms, conditions and covenants contained in this Agreement as they may be applicable to that portion of the Work performed by such Subcontractor.

5.6	Notwithstanding any prior approval obtained under Article 5.3, if any event occurs or circumstance arises in relation to a Subcontractor, the Work or the Project which, in the opinion of Owner, would entitle Owner to terminate the rights of the Contractor pursuant to this Agreement if such event occurred or circumstance arose with respect to the Contractor, Owner may require the Contractor to discharge any such Subcontractor and to cancel and terminate its contract with such Subcontractor, all without cost or liability to Owner.

5.7	Owner shall retain the right, but no obligation, to appoint Contractor or any Subcontractor to act as its agent solely in respect of those matters specifically delineated by Owner in a Change Order issued to Contractor as evidence of such appointment and the scope and authority thereof.
6.0	COORDINATION WITH THIRD PARTIES AND OWNER’S OPERATIONS
6.1	The Project will be an operating facility, and as such, presents risks and impediments to the performance of the Work, in terms of its remote location as well as safety, congestion and coordination. The Contractor is responsible to interface with the Owner and Third Parties to ensure that its actions and those of its employees, agent and Subcontractors are harmonious with the safe and continued operations of the Project.

6.2	Contractor shall schedule and coordinate the performance of the Work with work being performed by the Owner and Third Parties connected with the Project.

6.3	The Contractor shall ensure that no activities or actions are undertaken in the performance of the Work or otherwise, which would adversely affect, restrict or limit in any way the continued operations of the Owner’s plant or the Project.

6.4	Contractor shall accept and comply with Owner’s Common Services Agreements in respect of radio equipment (plant site), plant site waste collection, propane supply and delivery, and welding and bottled construction gases.

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7.0	ASSIGNMENT AND ENUREMENT
7.1	Contractor shall not assign this Agreement wholly or in part, voluntarily, by operation of law, or otherwise without obtaining the prior written consent of Owner.

7.2	Owner reserves the right at its sole option to assign and transfer all benefit under this Agreement and any assignee shall agree to be bound by the rights, duties, representations, warranties, covenants and obligations of Owner hereunder.

7.3	This Agreement shall be binding upon and shall ensure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.
8.0	PERSONNEL
8.1	The Contractor shall identify their Contractor’s Representative and such person shall have the authority to bind the Contractor on all matters relating to the Work and the Contract, and all communications to or with the Contractor’s Representative shall be deemed to be communications to or with the Contractor. The Contractor shall not change the Contractor’s Representative except with the prior written consent of the Owner.

8.2	The Contractor shall provide a sufficient number of employees to enable timely and proper execution and completion of the Work. All employees shall be competent, efficient and qualified by education, training, experience and in all other respects to carry out the tasks to which each is assigned. At the Owner’s request, the Contractor shall reassign, replace or remove employees who, in the Owner’s sole discretion, do not meet the within requirements, or who have committed a violation of the Owner’s posted or published safety, security, or site regulations, rules or procedures.

8.3	The Contractor has designated the following five (5) individuals as its Key Personnel dedicated to the Work at the CNRL Site:
•	Barry Palmer – Site Manager

•	Doug Smith – Equipment Manager

•	Chris Turko – Mining Superintendent

•	Bruce Noble– Safety Coordinator

•	Tom Colbourne – Technical Team Leader
8.4	The Contractor shall be entitled to substitute other individuals as its Key Personnel during the Term, provided however, that the Contractor shall give the Owner prior written notice and shall obtain the Owner’s written approval prior to effecting such substitution.

8.5	Thirty (30) calendar days prior to the Construction Commencement Date, the Contractor shall submit a proposed organizational chart for the Owner’s approval. The organizational chart shall show the Key Personnel and the other supervisory and staff employees who will be performing the Construction together with their respective job titles.

8.6	Thirty (30) calendar days prior to the Overburden Removal Commencement Date, the Contractor shall submit a proposed organization chart for the Owner’s approval. The organizational chart shall show the Key Personnel and the other supervisory and staff employees who will be performing the Work (other than Construction), together with their respective job titles.

8.7	The Contractor shall comply with all Regulations regarding employment.

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8.8	Contractor acknowledges that Owner wishes to ensure that labour harmony be maintained for the Project and Contractor shall at all times co-operate with Owner to achieve this harmony. Contractor shall at all times, and to the greatest extent practicable, exercise its best efforts and judgment as a skilled and experienced contractor to manage its operations and adopt and implement policies and practices designed to avoid stoppages, slowdowns, disputes, strikes and similar dissonance in connection with the Work. Without limiting the generality of the foregoing, Contractor shall utilize its best efforts to achieve and maintain stable labour relations, and avoid work stoppages and other labour disputes that may affect the performance of any Work by Contractor or another contractor or Owner relating to or arising from the Work performed by Contractor, or its Subcontractors, or materials or equipment supplied for the Work by Contractor or its Subcontractors.

8.9	Contractor represents, warrants and confirms to Owner that Contractor shall use its best efforts to ensure that no collective or other agreement with Contractor’s workers or between its Subcontractors and their workers, and no expiry or termination of any such agreement will adversely affect or delay Contractor’s performance under this Agreement.

8.10	Contractor confirms that for the duration of this Contract, Contractor shall use its best efforts to ensure that there shall be no strikes by its workforce engaged in the performance of the Work nor shall it lockout its workforce engaged in the performance of the Work. Contractor further acknowledges that, in addition to labour under the direct control of Contractor, Owner may engage labour at the CNRL Site, through other contractors, Owner’s staff or otherwise, that may or may not be associated with labour organizations similar or dissimilar to the labour positioning of Contractor.
9.0	TAXES, DUTIES AND FEES
9.1	Contractor shall be liable and responsible for all applicable taxes, duties or levies of any kind imposed upon Contractor by any Governmental Authority having jurisdiction over the Contractor or the Work, including but not limited to, sales taxes, GST, value-added taxes, international levies, duties and income taxes. It is expressly understood and agreed that no additional payment will be made by Owner to compensate Contractor or its Subcontractors as a result of costs associated with any tax obligations of Owner or Contractor.

9.2	Contractor shall be liable and responsible for the payment of all employment taxes and contributions imposed by Regulations, or required to be paid on behalf of the employees of the Contractor, its Subcontractors, including but not limited to, taxes and contributions for income tax, workers’ compensation, employment insurance, old age benefits, welfare funds, pensions and annuities and disability insurance.

9.3	Withholding Tax
9.3.1	Owner may deduct or withhold from any payments made under this Agreement any such amounts that are required to be deducted or withheld therefrom under applicable Regulation and shall remit such amounts to the specified Government Authority. In this respect, Owner shall, within a reasonable amount of time, furnish a tax form, receipt or other evidence to Contractor that shows payment of any tax or withholding permitted under the foregoing.
9.3.1.1	For greater certainty and without limitation to the foregoing, Owner is obligated by the Income Tax Act (Canada) to withhold, at the then applicable rate, a percentage of the value of Work performed in Canada under this Agreement by non-resident Contractors from payments made to Contractor hereunder.
9.3.2	It is the Contractor’s sole responsibility to assess its liability, impact on its operations and to fully assess the impact of tax withholding, exemptions, waivers, tax credits and the like which may be available under reciprocal agreements with Canadian and foreign countries.

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9.3.3	Where permitted by the applicable Regulations, Contractor may be eligible for tax credits in its country of residence or for rebates from the applicable Government Authority for any amount of withholding tax collected by Owner and remitted on behalf of the Contractor to such applicable Government Authority.

9.3.4	Where permitted by the applicable Regulations, Contractor may apply for, and at the discretion of the applicable Government Authority (including the Canadian tax authorities) receive a waiver in respect of such deductions or withholdings. If a waiver is obtained, Contractor shall:
9.3.4.1	immediately advise Owner thereof;

9.3.4.2	provide Owner with a copy of such waiver;

9.3.4.3	comply with any conditions or restrictions imposed upon the Contractor by the Government Authority in granting the waiver; and

9.3.4.4	comply with any applicable provisions of the Regulations that would apply to Contractor by virtue of having obtained the waiver.
Upon receipt of appropriate official written evidence or documentation in respect of such waiver having been obtained, Owner shall not deduct or withhold the applicable tax from the amounts subject to such waiver in accordance with the applicable Regulations. In the event that Contractor provides evidence of its exemption, Contractor represents that any official written evidence or documentation furnished to Owner shall be accurate, complete and in accordance with the applicable Regulations.
9.4	Goods and Services Tax
9.4.1	The Parties acknowledge that the Compensation is exclusive of any GST or other similar value-added or sales taxes, fees, charges or levies which may be applicable to the Work and imposed by any Government Authority with respect to any Invoices issued by Contractor under this Agreement. Any such GST or other similar value-added or sales taxes, fees, charges or levies shall be:
9.4.1.1	calculated in the manner stipulated herein and as required by the applicable Regulation;

9.4.1.2	reflected on the applicable Invoice in the manner outlined herein; and

9.4.1.3	paid in accordance with the provisions hereof.
9.4.2	Contractor shall file with any applicable Government Authority any remittances or other materials required to be filed pursuant to the applicable Regulation within the time periods specified therein.
9.4.2.1	For the purposes of GST, the applicable Government Authority is Canada Revenue Agency and the applicable Regulation is the Excise Tax Act (Canada). The GST registration numbers for the Parties are:
Contractor: 858071442

Owner: 121346357RT
9.5	Municipal Property Tax
9.5.1	Contractor shall fully cooperate with the Owner and shall, upon request by the Owner, provide all such information as may be required by any municipal taxing authority for the purpose of the assessment of property taxes in respect of the Contractor’s Facility on the CNRL Site.

9.5.2	In the event that the Owner shall receive one municipal property tax assessment and/or municipal property tax bill in respect of the entire CNRL Site, the Contractor shall, upon notice thereof and receipt of reasonable documentation from the Owner, pay to the Owner its share of such tax assessment or tax bill as determined by the Owner, acting reasonably.

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9.5.3	Contractor shall, in any event, be solely responsible for the payment when due of any and all municipal taxes assessed in respect of its Facility or its equipment or operations during the Term.
10.0	INVOICING AND PAYMENTS
10.1	Contractor shall prepare all Invoices in a form satisfactory to and approved in advance by Owner and shall be accompanied by such supporting documentation as may be required by Owner. Any Invoice submitted, which fails to comply with the terms of this Agreement, including the requirements of form and documentation, may be returned to Contractor and any costs associated with the resubmission of a proper Invoice shall be for the account of Contractor.

10.2	The Contractor shall prepare and submit Invoices for all Work performed hereunder, in accordance with Section “D” – COMPENSATION and the Owner shall pay the same in accordance with the terms outlined therein.
11.0	RIGHT TO OFFSET
11.1	Owner shall, without waiver or limitation of any other rights or remedies of Owner hereunder, be entitled from time to time to deduct from any amounts due or owing to Contractor in connection with this Agreement (or any other contract or agreement between Contractor and Owner), any and all amounts owed by Contractor to Owner.
12.0	LIENS
12.1	The Contractor will comply with the Builders’ Lien Act (Alberta) and all requirements thereof. The Owner will restrict holdback to the Construction portion of the Work and in order to affect release of the holdback funds, the Contractor shall issue and post a certificate of substantial completion in accordance with the said Act and submit a statutory declaration duly notarized acknowledging compliance.

12.2	Contractor shall keep the property of Owner free from all builders’, laborers’, material-men’s, and mechanics’ claims, liens, and encumbrances arising from Contractor’s or Subcontractors’ performance of the Work and notwithstanding any omission or failure on the part of the Owner to comply with the Builders’ Lien Act (Alberta), Contractor agrees to be liable to the Owner for and be liable to defend, indemnify and hold harmless Owner from and against all such claims, liens, and encumbrances.

12.3	If Contractor fails to release and discharge any claim of lien of others against Owner’s property within fifteen (15) Business Days after receipt of notice from Owner to remove such claim of lien, Owner may, at its option, discharge or release the claim of lien, or otherwise deal with the lien claimant and Owner shall deduct any and all Losses incurred by Owner in respect thereof, from any amounts owed or owing to Contractor.
13.0	RISK MANAGEMENT
13.1	Owner places the highest importance on the health, safety and environmental protection of all persons, property, and reputation related to the Project.

13.2	Contractor shall be responsible for conducting its operations in the performance of the Work under this Agreement to avoid risk of harm to the health and safety of all persons and property as well as to the environment and shall comply with the directives and policies of the Owner, including any changes thereto from time to time, to the extent that such directives and policies are made known to the Contractor.

13.3	Contractor shall be, and shall ensure that its employees, Subcontractors and agents are, in strict compliance with all health, safety and environmental Regulations applicable to the performance of the Work hereunder.

13.4	Contractor shall maintain independent health, safety and environmental management systems specific to the hazards of the Work as well as employing a method of measuring its performance in relation to these systems.

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13.5	In the performance of the Work and the implementation of security in respect thereof, Contractor shall take all reasonable means and precautions to avoid and prevent the loss, theft or damage, by vandalism, sabotage or other means, of or to any property (personal or real) associated with or affected by the Work (including its own property).

13.6	Contractor shall follow a conventional hazard review protocol with the objective of achieving an early and cost effective reduction in risk exposure by applying such hazard review methods or techniques at the appropriate phase of the Work and its integration into the Project.

13.7	In the event of a discrepancy between the risk management requirements identified by Owner and those identified by Contractor (in Reference Manuals or otherwise), Contractor shall follow the strictest level of risk management requirement stipulated in order to perform the Work.

13.8	Contractor shall retain all documentation, records or Drawings associated with the risk management hereunder for the duration of the Work. Such materials shall be delivered to Owner in a format agreed to by the Parties in advance upon completion of the Work or the termination of this Agreement, unless otherwise agreed to by the Parties, in writing.

13.9	Owner shall be entitled to initiate periodic audits on the various risk management processes and procedures implemented by Contractor hereunder. Costs associated with rectifying any non-compliance discovered through the conduct of an audit shall be borne proportionally by the Parties and any Third Parties in accordance with the findings of the audit.
14.0	INSURANCE
14.1	Contractor shall, at its sole cost, obtain and maintain in force from insurers licensed to do business in the Province of Alberta for the duration of the Agreement insurance of the following types, with limits not less than those set forth below:
14.1.1	Workers’ Compensation: Contractor shall comply with all applicable workers’ compensation Regulations and any other similarly applicable Regulations and shall, before commencing any Work under this Agreement, deliver a Certificate to Owner from the appropriate Government Authority governing workers’ compensation matters, showing that Contractor has registered and is in good standing therewith;

14.1.2	Property Insurance which provides all risk and replacement cost coverage for the Facility, the Contractor’s equipment, Equipment, Replacement Equipment including, without limitation, non-owned or unlicensed equipment or vehicles used by the Contractor in connection with the Work. The policy shall indicate that all such items are covered notwithstanding that they are not located on the Contractor’s premises. This policy shall contain the insurer’s waiver of subrogation as against the Owner;

14.1.3	Commercial General Liability Insurance: Occurrence Form insurance covering bodily injury (including death) and property damage (including loss of use of property) with a minimum combined single limit of liability of Five Million Dollars ($5,000,000) per occurrence, which shall include each of the following:
A.	contingent employers’ liability coverage;

B.	blanket contractual liability coverage;

C.	personal injury coverage;

D.	owned and non-owned automobile liability coverage;

E.	products and completed operations liability coverage; and

F.	occurrence property damage coverage;

G.	broad form property damage coverage;

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H.	a Limited Pollution Exclusion Endorsement with a combined single minimum limit of Two Million Dollars ($2,000,000) per accident, covering environmental damage (air, land or water) arising from a sudden, unintended or unexpected event resulting from or associated with the Work; and a cross-liability clause;
14.1.7	Automobile Liability Insurance: Insurance covering use of all owned and non-owned automobiles used directly in connection with the Work performed under this Agreement, covering bodily injury, death, property damage and loss of property or loss of use of property with a minimum combined single limit of liability of Three Million Dollars ($3,000,000) per accident; and

14.1.8	Aircraft or Watercraft Insurance: Where applicable, insurance coverage for owned or non-owned aircraft, in an amount not less than Three Million Dollars ($3,000,000) per seat, and owned or non-owned watercraft, in an amount not less than Three Million Dollars ($3,000,000) per passenger, when used in connection with the Work.
14.2	Subject to the other provisions of this Agreement, Contractor shall obtain any other insurance which is required by Regulation to be obtained as well as other insurance as may, from time to time, be requested by Owner acting reasonably.

14.3	Each of the foregoing policies of insurance shall include Owner and Subcontractors and their respective directors, officers, agents, consultants and employees as additional named insured.

14.4	Contractor shall maintain the insurance required above during the conduct of the Work and for not less than twelve (12) calendar months after the completion and acceptance of the Work.

14.5	Contractor hereby releases Owner and its Affiliates, directors, officers, agents and employees and shall cause its insurers to waive their rights of subrogation against such released parties, for Losses for bodily injury, property damage or other insured claims arising out of the performance of the Work by Contractor under this Agreement.

14.6	Certificates of Insurance satisfactory in form to Owner (ACCORD Form or equivalent) shall be supplied to Owner evidencing that:
14.6.1	the insurance required above is in force;

14.6.2	not less than twenty (20) Business Days written notice will be given to Owner to request the Owner’s approval prior to any cancellation or restrictive modification of the policies; and

14.6.3	the waivers of subrogation are in force.
Contractor shall also provide, with its Certificate of Insurance, executed copies of the additional insured endorsements required in Article 14.3 above. Upon request by Owner, Contractor shall provide a certified copy of each insurance policy required under this Agreement.

14.7	The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by Owner. Contractor’s General and Automobile Liability Insurance policies shall contain a Cross-Liability or Severability of Interest clause.

14.8	Compliance by Contractor in obtaining the insurance required in this Article shall not reduce or affect any other obligations or liabilities Contractor may have under this Agreement.

14.9	Contractor is fully responsible for the deductible amounts that may become payable under the terms of any one or all of the above referenced policies.

14.10	An insurers refusal to or failure to pay any claim hereunder shall not serve to limit the obligations or liabilities assumed by the Contractor.

14.11	Contractor shall report its claims and recover losses under the aforesaid insurance and shall notify and keep Owner advised of all such claims.

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14.12	The Contractor shall secure from its Subcontractors the same types and limits of insurance as provided for herein.

14.13	The Contractor shall advise the Owner in writing of any and all changes to or renewals of the said insurance policies and shall forthwith provide the Owner with insurance certificates of all such policy changes or renewals.
15.0	INDEMNITIES
15.1	Each Party shall be liable to the other Party for and hereby agrees that it shall release, defend, indemnify and hold such other Party, its Affiliates and all of their respective directors, officers, employees, agents and representatives, harmless from and against any Losses which would not have been incurred had all of the representations and warranties contained in Article 2 been accurate, true and correct when made, provided however, that the Party relying upon this section relied upon such representations and warranties and such Losses were not the result of the actions or omissions of such Party.

15.2	Contractor shall be liable to the Owner and hereby agrees that it shall release, defend, indemnify and hold the Owner, its Affiliates and their respective directors, officers, employees, agents and representatives harmless from and against any and all Losses suffered, sustained or incurred by the Owner or its employees or agents in connection with the performance or non-performance of the Work under this Agreement, regardless of cause.

15.3	In addition, without limiting the generality of the foregoing, Contractor shall be liable to the Owner and Contractor hereby agrees that Contractor shall defend, indemnify and hold Owner and its Affiliated companies, and all of their respective directors, officers, employees, agents and representatives, harmless from and against any Losses arising from or relating to:
15.3.1	The actual or asserted failure, by Contractor, to comply with any Regulation including, but not limited to, any and all fines or penalties assessed by any Government Authority and any claims made against Owner arising from the actual or asserted failure, by Contractor, to pay taxes.

15.3.2	The actual or asserted violation or infringement of any intellectual property rights a Third Party may hold in any patent, copyright, proprietary information, trade secret or other intellectual property right caused or alleged to be caused by the disclosure, implementation, use, or delivery of goods, materials, equipment, methods, processes, designs, or information furnished by Contractor, its Subcontractors or agents to Owner in the performance of the Work.

15.3.3	The injury to or death of Third Parties or the damage to or loss of Third Party property arising directly or indirectly out of this Agreement and the Work performed hereunder or out of any acts or omissions of Contractor, its Subcontractors or agents.

15.3.4	The actual or alleged contamination, pollution, or public or private nuisance, arising directly or indirectly out of this Agreement and the Work performed hereunder or out of any acts or omissions of Contractor, its Subcontractors, agents or suppliers.

15.3.5	Any failure by the computer software, hardware and systems utilized by Contractor in the performance of the Work or incorporated into the Work to adequately process, without error or fault, any and all information and data in a manner suitable for the Work.
15.4	The Owner shall indemnify and save the Contractor harmless from all claims arising out of any patent infringement pertaining to any materials, processes or designs supplied by the Owner to the Contractor for use in connection with the Work.

15.5	The obligation to indemnify, defend and hold a Party, its Affiliates and all of their respective directors, officers, employees, agents and representatives, harmless shall include any Losses incurred by the indemnified Party for any legal action required to be taken by the indemnified Party to enforce the indemnity obligations hereunder.

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15.6	The obligation to indemnify a Party shall apply, notwithstanding the concurrent negligence of the indemnified Party, except where the Losses were caused solely by the negligence of the indemnified Party.

15.7	A Party who is or becomes aware of Losses which arise out of activities undertaken pursuant to this Agreement that are being alleged by a Third Party shall forthwith notify the other Party hereto of such allegations.

15.8	Notwithstanding any other provision herein:
15.8.1	Except for damage to or loss of third Party property, including consequential loss or damage and injury to or death of any Third Party to the extent caused by Contractor and arising out of or in relation to its performance of the Contract, the Contractor shall not be responsible to the Owner for any punitive, special, indirect or consequential loss, loss of use, loss of revenue, overhead and profit, or loss of any contract that may be suffered or incurred by the Owner in connection with or arising out of the performance or non-performance of the Work or the Contract whether such liability is based on or claimed to be based upon contract, tort, including negligence, strict liability or other act or omission on the part of the Contractor causing the damage or loss to the Owner. This limitation does not extend to loss or damage to the Owner arising out of or relating to Contractor’s, willful misconduct, fraud or those matters described in Articles 15.3.2 through 15.3.4.

15.8.2	Except for damage to or loss of Third Party property, including consequential loss or damage, and injury to or death of any third party to the extent caused by Owner arising out of or in relation to its performance of the Contract, the Owner shall not be responsible to the Contractor for punitive, indirect or consequential loss incurred by Contractor in connection with or arising out of the performance of the Work or the Contract whether such liability is based or claimed to be based upon contract, tort, including negligence, strict liability, or other act or omission on the part of the Owner causing the damage or loss to the Contractor. This limitation does not extend to loss or damage to the Contractor arising out of or relating to the Owner’s willful misconduct or fraud.
16.0	TITLE AND RISK
16.1	Any product, whether completed or otherwise, and including surface facilities, buried items, electrical distribution grids, or other items constructed on the Owner’s premises, shall have title with the Owner, with the exception only of the Facility and those items affixed to said Facility.

16.2	Unless and until purchased by Owner as contemplated herein, title to the Facility and all Equipment, Replacement Equipment and items deemed as Contractor’s Overhead shall at all times remain with the Contractor.

16.3	All risks, including theft, damage or other loss, of goods and property of any nature or kind including, without limitation, the Facility, Equipment and Replacement Equipment, under the care, custody and control of the Contractor shall remain with the Contractor, including those items where title belongs to the Owner. Contractor shall be responsible for replacement in kind, at no cost to the Owner.

16.4	In the event the Owner purchases or otherwise assumes title for the Facility or other Contractor owned goods or property, the Contractor shall, subject to Article 24.2, have care, custody and control of such until expressly transferred to the Owner in writing, following execution of the transaction to purchase or otherwise.

16.5	The Contractor shall assume all risk and be responsible for all items furnished by the Contractor and its Subcontractors and other items delivered to the Contractor, which are to be incorporated into or used in the Construction of the Facility or the Work or used in the performance of the Work, and for all temporary structures and facilities and for all Work completed or in progress until acceptance thereof by the Owner.

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17.0	DOCUMENTATION AND RIGHT OF AUDIT
17.1	Contractor shall maintain all documents, information, records and accurate accounts pertaining to Work performed hereunder, including such other documentation and related systems and controls necessary for an accurate audit and verification of costs of all Work, for a period of at least six (6) years following receipt of final payment hereunder. Contractor shall also obtain and produce for inspection and audit by Owner any documents, records, books of account or other information which are the property of any Subcontractors, Affiliates or subsidiaries that may be deemed necessary in accordance with generally accepted accounting principles and generally accepted auditing standards.

17.2	Owner shall have the right, on reasonable notice, to audit (including without limitation, any quality, environmental, health and safety audits authorized herein), copy and inspect said documents, information, records and accounts at all reasonable times during the course of such Work and for six (6) years following the payment by Owner of the Invoice.

17.3	Owner shall provide Contractor with a written report outlining any claims uncovered by its audit within sixty (60) Business Days of having completed the review of documentation, materials, information, records and accounts provided by Contractor hereunder.

17.4	Contractor shall respond, in writing, to each of the claims raised by Owner in its audit report and provide copies of all such documentation, materials, information, records and accounts substantiating its response, if any, within sixty (60) Business Days of having received such audit report.

17.5	Any amounts owing to Owner pursuant to the settlement of any audit claims shall be paid by Contractor within fifteen (15) Business Days of the resolution thereof. In the event that any audit claims cannot be resolved within fifteen (15) Business Days of the issuance of the response of the Contractor, either party may utilize the dispute resolution mechanisms outlined in Article 28.

17.6	The Contractor shall permit the Owner and its authorized agents to review the Contractor’s preventative maintenance program and all service records and documentation related thereto which it is required to maintain pursuant to Section “C” – SCOPE OF WORK.

17.7	The Contractor shall permit the Owner and its authorized agents to review all the costs and expenses incurred by the Contractor to perform the Work, as more particularly set out in the Productivity and Cost Management Specification, included in Section “E” – ATTACHMENTS.
18.0	INSPECTION AND ACCESS
18.1	Owner shall, at all times, have access to the Work wherever located and at whatever stage in preparation or progress, and Contractor shall provide sufficient, safe and proper facilities for such access and inspection. Inspection or lack of inspection by Owner shall not be deemed to be a waiver of any rights under any guarantees provided by Contractor or of any right to subsequently reject defective Work on the part of Owner.

18.2	The Contractor shall inspect and be solely responsible for the inspection of all workmanship, materials and equipment furnished by the Contractor and Subcontractors in respect of the Work, to ensure that the same conform in each and every respect to the requirements of the Contract.

18.3	If Regulations or any governmental agency or body requires inspection or testing of any part of the Work or Equipment, Replacement Equipment, vehicles, tools or other equipment, the Contractor shall provide the Owner with sufficient advance notice of the arrangements for such inspection or test, and shall comply fully with requirements of such Regulations, agency or body all at Contractor’s expense.

18.4	If the Contract or the Owner’s instructions require any inspection or test to be performed or witnessed by the Owner, the Contractor shall provide the Owner with sufficient advance notice of its readiness for the said inspection or test. If any Work is closed or

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covered without the Owner’s permission before the required inspection, witnessing or testing has been performed, then it must, if required by the Owner, be opened or uncovered for inspection or witnessing and re-closed or recovered, all at the Contractor’s expense.

18.5	The Owner shall have the right to inspect all Equipment, Replacement Equipment, vehicles, tools and equipment when they are brought onto the CNRL Site and at any time during the progress of the Work and at any location on the CNRL Site, including on the Contractor’s Facility Site. Contractor shall also maintain complete documentation relating to repairs, maintenance and inspections of Equipment, Replacement Equipment, vehicles, tools and equipment and shall make the same readily available for audit or inspection by the Owner upon Owner’s request. If any tool or item of equipment is, in the Owner’s sole judgment, unsafe or incapable of doing the work for which it was intended, the Contractor shall repair or replace it with a safe and capable tool or item of equipment at the Contractor’s expense. The foregoing does not relieve the Contractor of its responsibility for safety related to tools and equipment pursuant to Article 13.

18.6	The Contractor shall provide reasonable facilities for any inspections or tests to be made by the Owner in accordance with the Contract, or otherwise in accordance with the Owner’s instructions.

18.7	Other than as provided in Articles 7.9 and 7.10 of Section “C” – SCOPE OF WORK, any inspection, testing, or witnessing of inspections or tests by the Owner, or omission or failure on part of the Owner to inspect, disapprove or reject any Work or portion thereof, shall not be construed to be an acceptance of any such Work or portion thereof. Any such omission or failure by the Owner shall not relieve the Contractor of its obligation to ensure that the Work complies with the Contract and is free from defects and capable of performing its intended functions.

18.8	Contractor shall provide planned and documented inspections as part of its schedule and shall retain copies of such documentation for audit by the Owner’s representative.
19.0	QUALITY ASSURANCE
19.1	The Contractor shall create a Quality Plan outlining its approach for ensuring quality during the performance of the Work. The Quality Plan shall be submitted to the Owner for its review and approval prior to the Construction Commencement Date and any amendments to the Quality Plan shall be submitted to the Owner for its review and approval and the Owner shall be entitled to receive a copy of the Quality Plan and all amendments thereto.

19.2	The Contractor shall strictly comply with the Work and all Drawings and Specifications relating to the Work as set forth in the Contract Documents.

19.3	Any modifications to the Drawings and Specifications shall be specifically dated and numbered as a version thereof.

19.4	In the event the Contractor recommends that the Owner accept different Specifications or requirements and the Owner accepts the Contractor’s recommendation, the Owner’s acceptance is deemed to be based upon the Contractor’s expertise and its representations and warranties concerning the suitability of the different Specifications or requirements.

19.5	The Contractor shall keep and maintain the Quality Plan and all Drawings and Specifications at its office and shall protect the same against loss or damage, but shall ensure that all of its personnel and Subcontractors requiring access to the Quality Plan and all such Drawings and Specifications are able to obtain access to the same at all reasonable times. Where necessary the Contractor shall have copies made of the Quality Plan and all such Drawings and Specifications in order to facilitate such access. The Contractor shall and shall require its personnel and Subcontractors to keep the Quality Plan and all such Drawings and Specifications strictly confidential.

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19.6	Material shall not be substituted for those specified in the Quality Plan, Drawings, Specifications or otherwise by the Owner, nor shall “or equal” items be furnished pursuant to the Quality Plan, Drawings or Specifications without the prior written approval of Owner.
20.0	WARRANTIES
20.1	In addition to the representations, warranties and liabilities set forth elsewhere in this Contract, the Contractor warrants that:
20.1.1	All work performed by the Contractor or its Subcontractors shall comply with the Contract Documents and the instructions of the Owner, and shall be free from defects in workmanship errors, omissions and mistakes; and

20.1.2	All materials, Equipment and Replacement Equipment furnished by the Contractor shall be of the best quality and free from defects in workmanship, and shall be of sufficient size and capacity and in all respects suitable to fulfill the required operating conditions.
20.2	The Contractor shall immediately advise the Owner of any defects in workmanship, errors, omissions or mistakes in the Work that it discovers or becomes aware of during the Term.
21.0	NOTICES
21.1	All notices, communications and statements (hereinafter “notices”) required or permitted hereunder shall be in writing, subject to the following provisions. Any notice to be provided hereunder shall be deemed to be served properly if served in any of the following modes:
21.1.1	by personal delivery to a Party between 8:00 a.m. and 4:00 p.m. on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered;

21.1.2	by facsimile to a Party to the facsimile number of such Party for notices, in which case, if the notice was sent by facsimile prior to 4:00 p.m. on a Business Day, the notice shall be deemed to have been received by that Party when it was sent and, if the notice was sent by facsimile on a day which is not a Business Day or after 4:00 p.m. on a Business Day, it shall be deemed to have been received on the next following Business Day; or

21.1.3	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by first class registered postage prepaid mail to a Party at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party on the fifth (5th) Business Day following the date of mailing.
21.2	Where a notice period of forty-eight (48) hours or less may be required, the applicable notice shall be given in accordance with Article 21.1.1 or 21.1.2 above. Notices of twenty-four (24) hours or less may be made in the event of an emergency by telephone and shall be deemed to be received at the conclusion of the conversation if:
21.2.1	the telephone conversation is between representatives of the Parties who are specifically authorized to accept such notice;

21.2.2	such representatives are officially on duty at the time of such conversation; and

21.2.3	such telephone conversation and notice are then confirmed pursuant to Article 21.1.1 or 21.1.2 above.

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21.3	The address for service of notices hereunder of each of the parties shall be as follows:

OWNER:

CANADIAN NATURAL RESOURCES LIMITED
Suite 2500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4J8

Attention: Jim Bowers, Commercial Lead, Mine Engineering

Facsimile:	(403) 514-7802
Telephone:	(403) 514-7876
CONTRACTOR:

NORAMAC VENTURES INC.

Zone 3 Acheson Industrial Area
2-53016 Hwy. 60
Acheson, Alberta T7X 5A7

Attention: Kevin Mather, General Manager of Mining

Facsimile:	(780) 960-7103
Telephone:	(780) 960-7171
A Party may from time to time change its address for service or its fax number for service by giving written notice of such change to the other Party.
22.0	CHANGES
22.1	The Owner shall have the right, at any time, to make Changes. The Contractor shall not proceed with a Change until the Owner authorizes it by a Change Order.

22.2	Contractor shall not suspend performance of this Agreement during the review or negotiation of any Change Order, except as may be directed by Owner pursuant to Article 23. Contractor shall perform all Change Orders in strict accordance with all the terms, conditions and covenants set out in this Agreement, except as expressly provided in the Change Order.

22.3	The Contractor shall provide the Owner with prompt written notice of the effect of a Change on Compensation.

22.4	Notwithstanding anything else contained herein to the contrary, the Owner shall not be required to authorize a Change if:
22.4.1	The subject matter of the Change results from the default or negligence of the Contractor or Subcontractor, or failure to comply with the requirements of this Contract; or

22.4.2	The subject matter of the Change is required to correct poor workmanship, errors, or omissions on the part of the Contractor or Subcontractors; or

22.4.3	The subject matter of the Change results from the inability or failure of the Contractor or any Subcontractor to anticipate subsurface conditions at a Work site which could reasonably be expected to be present at such a Work site; or

22.4.4	The said instruction, interpretation, decision or act of the Owner, or revision, addition, deletion or change to the Work does not substantially affect the Contractor’s performance of the Work; or

22.4.5	The Contractor has proceeded with the Work affected, prior to giving the required notice to the Owner.

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22.5	In the event that Contractor shall become aware of a trend or issue which is likely to require a change in the Work, Contractor shall provide written notice of such trend or issue to Owner, which notice shall be one (1) page in length and shall describe the trend or issue, its estimated magnitude of cost and schedule impact.
23.0	SUSPENSION OF WORK
23.1	Owner may, at any time, and from time to time by written notice to Contractor, suspend further performance of the Work or any portion thereof. This notice shall specify the date of suspension, any personnel required to be retained by Contractor and the estimated duration of the suspension. Upon receipt thereof, Contractor shall promptly suspend further performance of the Work to the extent specified and, during the period of such suspension, shall properly care for and protect all the Work in progress.

23.2	Owner may, at any time, withdraw its notice of suspension as to the performance of all or part of the suspended Work by delivering written notice to Contractor, specifying the effective date and scope of the withdrawal. Upon receipt thereof, Contractor shall resume diligent performance of the Work for which the suspension is withdrawn on the effective date specified for the withdrawal.

23.3	The Contractor shall use its employees, equipment and materials in such manner, and take such other steps as may be necessary or desirable, to minimize the costs associated with a suspension of the Work. During the period of suspension of the Work, the Contractor shall secure and protect the suspended Work and all materials and equipment to be used or incorporated therein.

23.4	During the period of suspension of the Work, the Owner shall only pay the Contractor Construction charges, Equipment charges, Replacement Equipment charges, Letter of Credit charges contemplated by Section “D” – COMPENSATION and reasonable Overhead charges. The Contractor shall also be reimbursed for those costs pre-approved by the Owner that are reasonably incurred by the Contractor as a direct result of the suspension of the Work. However, under no circumstances shall the Owner be liable for any damages, whether direct or indirect, or for consequential loss or damage including, without limitation thereto loss of anticipated profits as a result of the suspension of the Work or any portion thereof.
24.0	DEFAULT
24.1	In the event that:
24.1.1	Contractor exhibits conditions of insolvency (for example failure to pay employees or Subcontractors, or failure to secure financing);

24.1.2	A money judgment is obtained against Contractor and Contractor does not forthwith satisfy such judgment or contest same in good faith by appropriate proceedings and with all due dispatch and provide Owner with such security as is reasonably required to ensure that such contestation will involve no seizure of or process against any of the Equipment, Replacement Equipment, spare parts inventories, supplies or of any other property of the Contractor required to enable Contractor to perform its obligations under the Contract;

24.1.3	Contractor becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any Regulation that may be in force for bankrupt or insolvent debtors or becomes involved in involuntary winding-up proceedings;

24.1.4	A receiver is appointed for the business, property, affairs or revenues of Contractor;

24.1.5	Contractor shall make default under the provisions of any instrument creating a mortgage, charge, encumbrance or security interest in or on any of the Equipment, Replacement Equipment, spare parts inventories, supplies or of any other property of the Contractor that is required to enable Contractor to perform its obligation under the Contract unless within such time as will prevent the exercise under such instrument of the remedies provided therein or available thereunder, Contractor remedies such default; or

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24.1.6	Contractor fails to perform or comply with any obligation of this Contract, including without limitation, failure of the Contractor to achieve either the volumes or dates set out in any SWA or Work Schedule,
Contractor shall be considered in default of this Agreement.

24.2	In the event of default, the Owner shall have the authority, without prejudice to any other rights or remedies Owner may have, to exercise one or more of the following options:
24.2.1	To stop any Work affected thereby and hold in abeyance further payments to Contractor until such failure is remedied;

24.2.2	To take possession of the Work, the Equipment, the Replacement Equipment, the spare parts inventories, supplies and any other property of or under the control of the Contractor and finish the Work by whatever method Owner may deem expedient. Following completion of the Work the Owner will pay the Contractor for all Work satisfactorily performed to the date of such default, less the sum of any monies already paid to the Contractor and any additional amounts the Owner paid or must pay to obtain satisfactory completion of the Work. If the sum of the total cost to Owner of completing the Work, plus all amounts previously paid to Contractor for the Work, exceeds the Compensation for the Work, Contractor shall promptly reimburse the difference back to Owner;

24.2.3	In the event the Contractor is in default under Article 24.1.6, the Owner shall give the Contractor thirty (30) Work Days written notice for the Contractor to provide an action plan, acceptable to the Owner, to recover from the shortfall, provided that such notice given by the Owner shall not constitute a waiver of default hereunder. Notwithstanding the notice provided by Owner, Contractor shall continue to be in default hereunder until such time as Contractor has implemented its proposed action plan and the shortfall is being recovered to the Owners satisfaction, failing which Owner shall be entitled to exercise its remedies hereunder. The provisions of this Article are in addition to the provisions of Article 7.8 of Section “C” – SCOPE OF WORK; or/and

24.2.4	To terminate this Agreement by written notice to Contractor, specifying the effective date of termination.
24.3	In all circumstances where Contractor is in default, it shall not make a claim for extension of time or for increased costs or damages due to any orders by the Owner to stop the Work.

24.4	In the event that this Agreement is terminated pursuant to Article 24.2.4 Owner shall have no obligation to pay any Demobilization charges.

24.5	The Parties acknowledge that any default, forfeiture or assignment provisions contained in this Agreement are, in view of the risks inherent in the Work and the Project, reasonable and equitable. Each Party hereby irrevocably waives any and all rights that it may have at law, in equity or under the Regulations against default, forfeiture or penalty if such provisions are invoked.

24.6	Contractor shall include in all leases of Equipment and Replacement Equipment a clause permitting the free assignment thereof to the Owner as required herein. Contractor further agrees that in the event of a termination of this Contract due to a default by the Contractor, the Owner may exercise its right of assumption and obtain assignment of such leases as it may choose in accordance with this Contract.
25.0	TERMINATION
25.1	Except as otherwise provided herein, and provided that this Agreement has not been Cancelled or terminated pursuant to other provisions herein, this Agreement will terminate on the Termination Date and final settlement of all accounts and obligations between the Parties hereto shall occur within ninety (90) calendar days thereof.

25.2	Owner shall have the right to terminate with or without cause, the Work or any portion thereof, at any time, by written notice to Contractor specifying the Work to be terminated

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and the effective date of the termination. Upon such notice the Contractor shall discontinue the Work in accordance with the notice, and shall take such steps as may be necessary to minimize the costs associated with the termination of Work and to preserve all Work in progress and Work completed to that date. The Contractor shall be reimbursed for those costs pre-approved by the Owner that are reasonably incurred by the Contractor as a direct result of the termination of the Work. The Contractor shall continue to perform all non-terminated portions of the Work, and this Contract shall remain in full force and effect with respect to those non-terminated portions of the Work, if any.

25.3	Upon Cancellation or termination, Owner shall, as soon as practicable, provide instructions to Contractor in order to ensure the orderly Demobilization and the assignment and delivery of all Work in progress and Work completed to date. Contractor shall turn over all such Work in accordance with such instructions.

25.4	In the event of a partial Termination for Convenience:
25.4.1	On the effective date of such termination Owner shall purchase from Contractor and Contractor shall sell to Owner those items of Equipment and Replacement Equipment (including parts) specified in Appendix “I” of Section “D” – COMPENSATION that are no longer required for the Work due to the partial termination. The purchase prices for such items shall be determined in accordance with Appendix “I” of Section “D” – COMPENSATION;

25.4.2	Owner may, within ten (10) calendar days from the date of such partial termination of the Work, deliver an irrevocable offer to the Contractor to purchase any other Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or under the control of Contractor no longer required by the Contractor to complete the Work;

25.4.3	The Contractor and Owner shall enter into good faith negotiations in respect of reasonable Demobilization charges to be applied to items not purchased by the Owner provided that if the Parties are unable to agree upon reasonable Demobilization charges they shall be as determined by the Owner acting reasonably; and

25.4.4	In addition to the Demobilization charges agreed upon pursuant to Article 25.4.3, Contractor shall recover as complete and full settlement for such termination, the Compensation the Contractor is entitled to for all terminated Work satisfactorily executed to the date of termination less all amounts previously paid to Contractor for the terminated Work in accordance with the terms of this Agreement.
25.5	In the event of a full Termination for Convenience the following shall apply:
25.5.1	Owner shall provide to Contractor no less than one (1) years notice of its intention to terminate;

25.5.2	The Contractor shall recover from Owner as complete and full settlement for such termination:
25.5.2.1	The Compensation Contractor is entitled to for all Work satisfactorily executed to the date of termination; plus

25.5.2.2	the Demobilization charges identified in Article 1.6.1 of Section “D” – COMPENSATION; less

25.5.2.3	all amounts previously paid to Contractor for the Work in accordance with the terms of this Agreement.
25.5.3	On the effective date of termination:
25.5.3.1	Owner shall purchase from Contractor and Contractor shall sell to Owner those items of Equipment and Replacement Equipment (including parts) specified in Appendix “I” of Section “D” – COMPENSATION at purchase prices to be determined in accordance with Appendix “I” of Section “D” – COMPENSATION;

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25.5.3.2	Owner shall purchase from Contractor and Contractor shall sell to Owner the Facility at a purchase price to be determined in accordance with Appendix “I” of Section “D” – COMPENSATION; and

25.5.3.3	Owner may deliver an irrevocable offer to the Contractor to purchase any items of Equipment or Replacement Equipment not referred to in Article 25.5.3.1.
25.6	The Owner shall not be liable for any penalties, damages or losses including, without limitation, loss of anticipated profits as a result of the termination of the Work or this Contract by the Owner. The rights and remedies provided in this Article 25 are in addition to the rights and remedies provided by law, equity or under any other provision of this Contract.

25.7	Upon termination of this Contract or the Work or any part thereof, the Contractor shall, at the request of the Owner, execute and deliver to the Owner all documents required by the Owner, and shall take all steps required by the Owner to fully vest in the Owner the rights, benefits and obligations of the Contractor under existing agreements with the Contractor’s Subcontractors which are related to the Work.

25.8	Subject to Article 25.5, in the event this Contract is terminated:
25.8.1	The Owner shall have the option to purchase the Facility at an amount calculated and determined in accordance with the terms of the Net Book Value Formula as of the date of termination, all as more particularly set out in Section “D” – COMPENSATION; and

25.8.2	The Owner shall be entitled (but not obligated) to offer employment to any on-site employees of Contractor in accordance with the following procedures:
25.8.2.1	Contractor shall provide Owner with a list of employees who may be available to Owner which list includes, without limitation, information on the type of job, benefits, salaries and years of service of such employees and shall use its best efforts to encourage its employees to accept any potential offer subject to the provisions of Alberta privacy legislation.

25.8.2.2	Owner agrees that it will interview any such employees that Owner may wish to employ and shall make offers of employment to those of the employees as Owner shall select, in its sole discretion. Owner shall control and be responsible for the process of evaluating the employees and of selecting those employees to whom Owner chooses to make offers of employment. In evaluating and selecting the employees, Owner may interview at reasonable times such of the employees as it wishes and, with the written permission of the particular employee, may review and retain copies of such employee’s personnel records (if any), including performance information. However, all of the original personnel records so maintained by Contractor relating to the employees shall remain with Contractor and shall not be turned over to Owner.

25.8.2.3	An employee who accepts an offer of employment from Owner or otherwise who commences employment with Owner is referred to as an “Affected Employee” below. Except as otherwise specifically provided herein, Owner agrees that, as of the employment date, the Affected Employees will participate immediately in Owner’s employee benefit plans and programs which are generally applicable to Owner’s employees (or, at the time they may retire, will be eligible to participate in any existing employee benefit plans and programs for which they qualify based upon their age and service and which are generally applicable to employees of Owner who have retired), and that all Affected Employees shall be given credit for the

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corresponding service with Contractor and its predecessor companies prior to the applicable employment date for all applicable purposes (including, but not limited to, participation eligibility, vesting and benefit eligibility and severance obligations) under Owner’s existing and future employee benefit plans and programs.

25.8.2.4	Nothing in this Agreement will impose any obligation on Owner in respect of the employees who do not accept Owner’s offers of employment. Other than in respect of conducting interviews of employees as contemplated herein and other than as authorised by Contractor, Owner shall not interview, contact or discuss the employment provisions of this Agreement, or any matter related thereto, with any of Contractor’s employees, agents, Subcontractors or representatives.
25.9	Owner shall have the right to Cancel this Agreement in full for any reason whatsoever prior to the Overburden Removal Commencement Date. Unless Contractor is in default as set forth in Article 24.0, upon delivery of written notice of such Cancellation by the Owner to the Contractor the Contractor shall recover from the Owner as complete, full and final settlement for such Cancellation, that amount which is set out opposite the period of time within which the written notice has been received by the Contractor as set out in Rate Schedule “K” of Section “D” – COMPENSATION and shall be entitled to no further Compensation whatsoever. For further clarity, the Contractor and Owner each confirm and agree that, in the event of Cancellation as defined herein, Article 25.5 shall not apply.
26.0	PREFERENTIAL RIGHTS
26.1	In the event the Contractor wishes to either remove from the CNRL Site without the Owner’s prior written approval (except for maintenance or repair purposes) or transfer, sell, lease or otherwise dispose of any part or all of the Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or under the control of Contractor required to complete the Work hereunder, as applicable, Contractor shall send Owner notice of its intention and invite Owner to submit an offer therefore. Owner shall have thirty (30) calendar days from the date of such notification to deliver an irrevocable offer in respect thereof.
26.2	If the Contractor receives an offer from Owner pursuant to Article 25.4.2, Article 25.5.3.3 or Article 26.1 of this Section “B” – TERMS AND CONDITIONS, or Article 1.3.7 of Section “D” – COMPENSATION and:
a.	accepts the offer, the Parties shall negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement within sixty (60) calendar days of acceptance of the offer.

b.	if the Contractor does not accept the offer, or if sixty (60) calendar days elapse and a fully negotiated agreement is not imminent, the Contractor shall be entitled to terminate negotiations and, for a period of ninety (90) calendar days thereafter, seek offers to transfer the Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or under the control of Contractor required to complete the Work hereunder, that is the subject matter of the applicable offer, to a Third Party provided that such offers shall be subject to the provisions of this Article 26.
26.3	In the event the Contractor does not obtain an offer within the ninety (90) calendar day period described above and Owner shall have tendered to Contractor an offer referred to in Article 26.2, Owner may resubmit the offer to Contractor and Contractor shall negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement in respect of that offer within sixty (60) calendar days thereof.

26.4	Whether pursuant to Article 26.2 or otherwise, once the Contractor and a Third Party have fully negotiated the final terms and conditions of a transfer of the Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or

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under the control of Contractor required to complete the Work hereunder, as applicable, such final terms and conditions shall be disclosed in detail to Owner in a notice from the Contractor. Owner shall have the right to acquire the Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or under the control of Contractor required to complete the Work hereunder, as applicable, from the Contractor on the same terms and conditions agreed to by the Third Party if, within thirty (30) calendar days of the notice, Owner delivers to Contractor a notice indicating that it accepts the agreed upon the terms and conditions thereof.

26.5	If Owner does not deliver such notice, the transfer to the Third Party may be made, subject to the other provisions of this Contract under terms and conditions no more favorable than those set forth in the notice to the Owner, provided that the transfer shall be concluded within one hundred twenty (120) calendar days from the date of the notice, failing which, such notice requirements under Article 26.4 shall be re-activated.

26.6	In the event that a proposed transfer of part or all of the Equipment, Replacement Equipment, spare parts inventories, supplies or any other property of or under the control of Contractor required to complete the Work hereunder, as applicable, involves consideration other than cash then the Contractor shall allocate a reasonable and justifiable cash value in any notice provided to the Owner hereunder.
27.0	FORCE MAJEURE
27.1	Subject to Article 23, delays in or failure of performance by either Party under this Agreement shall not constitute default hereunder or give rise to any claim for damages if and to the extent such delay or failure is caused by a Force Majeure.

27.2	The Party alleging a situation of Force Majeure shall notify the other Party immediately in writing upon occurrence of the event giving rise to the Force Majeure, providing details of the situation, anticipated duration, and action being taken to mitigate or avoid the effects of the Force Majeure on the Work schedule.

27.3	Should the Owner agree the Work or any portion thereof is affected by an event of Force Majeure then the Owner will:
27.3.1	Adjust the schedule for completing the Work or portion thereof by an amount mutually agreed to by the Parties;

27.3.2	Suspend the Work or any portion thereof in accordance with Article 23; or

27.3.3	Terminate this Agreement or any portion thereof in accordance with Article 25.
27.4	Notwithstanding anything else to the contrary contained herein, an Event of Force Majeure shall not result in an increase to the Compensation.
28.0	DISPUTE RESOLUTION
28.1	The Parties shall use reasonable efforts to resolve any dispute arising between Contractor and Owner out of this Agreement through consultation and negotiation in good faith, failing which either Party may, upon delivering written notice to the other Party, request that the dispute be referred to mediation for resolution.

28.2	The Party receiving such notice shall advise the requesting Party of its election to refer the dispute to mediation for resolution and participate therein, in writing, within twenty (20) Business Days of the receipt of such notice, failing which the receiving Party shall be deemed to have elected not to participate in such mediation.

28.3	In the event that the parties agree to refer the dispute to mediation, that is, an informal, non-binding conference or series of conferences whereby a mediator will seek to guide the Parties to a resolution of the dispute, the Parties shall agree, in advance, upon the issues that are in dispute and the selection of the mediator.
28.3.1	The parties shall agree upon a mediator who does not have an interest in the dispute provided that, in the event that the Parties cannot agree upon a mediator within ten (10) Business Days, the Parties shall deliver a written request to the Canadian Foundation for Dispute Resolution to select, within two (2) Business Days, a mediator qualified by education and experience to resolve the dispute and such person shall act as mediator.

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28.3.2	Unless otherwise agreed, the mediation shall commence twenty (20) Business Days from the appointment of a qualified mediator.

28.3.3	The mediation shall continue until the dispute is resolved, or the mediator determines, in writing, that the dispute cannot be resolved, or forty-five (45) Business Days shall have passed from the commencement of the mediation.

28.3.4	The mediation shall be held in a mutually agreed location, and, to the extent necessary, any procedural issues shall be determined in accordance with the applicable laws of the Province of Alberta, other than those laws which would refer the matters to the laws of another jurisdiction.

28.3.5	The Parties shall each pay and bear an equal share of any general costs of any mediation hereunder (including without limitation compensation for the mediator). Subject to any other provisions of this Agreement, the Parties shall each bear their own costs of the mediation hereunder.
28.4	In the event that the Parties do not agree to refer a dispute to mediation or the mediation does not resolve the dispute, either Party may elect to utilize judicial proceedings in order to resolve the dispute.
29.0	CONFIDENTIAL INFORMATION
29.1	Contractor, all Subcontractors and their respective employees and agents shall maintain in strictest confidence and shall not disclose to any Third Party any Confidential Information which they may acquire or develop in the course of, or incidental to, the performance of the Work except in accordance with the provisions of this Agreement.

29.2	With the exception of Inapplicable Sections, the terms, conditions and obligations of the Confidentiality Agreement shall continue to apply mutatis mutandis to the Parties and shall be incorporated and form part of this Agreement.
29.2.1	For greater certainty and without prejudice to the foregoing, the “Purpose” under the Confidentiality Agreement shall be read as the “Work” hereunder and defined terms “Government Authority” and “Laws” therein shall be replaced and read using the terms “Government Authority” and “Regulation” defined herein, where Owner is “CNRL”, Contractor is “Recipient” and “Representatives”, when applied to Contractor, includes Subcontractors, employees and agents thereof.
29.3	Further to Section 27 of the Confidentiality Agreement, the terms, conditions and obligations under this Article shall survive the acceptance or completion of the Work or the termination of this Agreement for a period of five (5) years from the date of such acceptance, completion or termination.
30.0	PUBLIC ANNOUNCEMENTS
30.1	Contractor shall not release any information nor issue any advertising pertaining to the Work or this Agreement and the transactions provided for herein without the prior written consent of Owner, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing such information:
30.1.1	To any Government Authority or to the public if required by applicable Regulation, provided that Contractor shall advise Owner in advance of any public statement which they propose to make; or

30.1.2	In connection with obtaining consents, authorizations or permits or in order to comply with this Agreement.
30.2	Each Party hereby agrees that it will not use, suffer or permit to be used, directly or indirectly, the name of any other Party for the purpose of, or in connection with, in whole or in part, any other activity whatsoever without, in each instance, first obtaining the written consent of that other Party.

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31.0	STANDARDS OF BUSINESS CONDUCT
31.1	Contractor shall exercise reasonable care and diligence to prevent any actions that could result in a conflict with the best interests of the Owner. This obligation shall apply to the activities of the Contractor, its Subcontractors and their respective employees and agents in their relations with the employees of the Owner, their families, and other Third Parties. In particular, Contractor shall ensure that written standards are established to prevent Contractor or Subcontractor and their respective employees or agents from making, receiving, providing or offering gifts (including entertainment, any payments, loans or other considerations) which could be perceived in part or in whole as being for the purpose of influencing individuals to act in a manner which could impact the interests of Owner; Contractor or Subcontractor and their respective employees, agents or representatives shall not offer or give any gifts, entertainment, payments, loans or other gratuities to any officer, official, agent or employee of Owner or any Governmental Authority which may be perceived to influence or obtain favorable treatment in respect of this Agreement.

31.2	Contractor shall immediately report to Owner any attempt or perceived attempt on the part of any employee or other Party acting on behalf of Owner, to obtain personal benefit of any kind from Contractor because of the relationship between Contractor and Owner. Contractor shall provide information or evidence, where required by Owner, to properly address the foregoing infraction.
32.0	FURTHER ASSURANCES
32.1	Each Party will, from time to time and at all times, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement or any transaction contemplated by this Agreement.
33.0	PERFORMANCE SECURITY
33.1	On or before the first Business Day of each Contract Year of the Term the Contractor shall deliver to the Owner a standby irrevocable Letter of Credit issued or confirmed in favor of the Owner by a Schedule 1 Canadian chartered bank, the Province of Alberta Treasury Branches or some other financial institution acceptable to the Owner in an amount requested by the Owner, not to exceed fifty million ($50,000,000.00) dollars, by notice in writing to the Contractor given on or before the first day of November preceding each Contract Year (provided that if in any Contract Year the Owner shall not give a fresh notice, the notice given or deemed to be given for the prior Contract Year shall be deemed to be given for the next Contract Year). For clarity, each such Letter of Credit shall be effective for a one (1) year period commencing upon issuance as provided herein, or in the event that such Contract Year shall consist of less than twelve (12) months, then the balance thereof. The Letter of Credit covering the 2005 Contract Year commencing January 1, 2005 shall be in the amount of five million ($5,000,000.00) dollars. There shall be no requirement for a Letter of Credit covering the period commencing on execution of the Contract and ending the first Business Day of 2005.

33.2	Each Letter of Credit shall permit the Owner, from time to time during the Contract Year, to draw upon the Letter of Credit up to the full amount of the amount from time to time undrawn under the Letter of Credit by a sight draft drawn on the issuing bank or financial institution on the presentation to the issuing bank or financial institution of such sight draft and a certificate of the Owner certifying that the Contractor has defaulted in the performance of its obligations under this Agreement, without such bank or financial institution inquiring whether the Owner has the right as between itself and the Contractor to make such demands and without recognizing any claims of the Contractor or available to the Contractor at any time or from time to time. Any other conditions limiting or restricting the Owner from drawing upon any such Letter of Credit must be, in the sole, absolute and unfettered discretion of the Owner, satisfactory to the Owner.

33.3	The cost of each Letter of Credit issued pursuant to this Article 33 shall be borne by the Owner and the Contractor in the manner set forth in Article 1.7 of Section “D” — COMPENSATION.

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33.4	Each Letter of Credit given to the Owner pursuant to this Agreement is given as security for the performance of the covenants, representations, warranties, indemnities or other obligations of the Contractor contained in the this Agreement and therefore all amounts drawn by the Owner under a Letter of Credit shall be applied against the Losses which the Owner shall suffer or incur as a result of any breach by the Contractor of any of its covenants, representations, warranties, indemnities or other obligations contained in the this Agreement and to the extent amounts so drawn are ultimately determined to be more than the aggregate amount of such Losses, the Owner shall pay such difference to the Contractor and to the extent such amounts drawn are ultimately determined to be less than the aggregate amount of such Losses, the Contractor shall pay such difference to the Owner. Subject to the foregoing, nothing contained in this Article 33 shall limit, affect, restrict or impair any right or remedy which the Owner may have against the Contractor pursuant to this Agreement, at law or in equity.

33.5	Contractor shall, no later than 120 days after the first quarter and sixty (60) days after the end of each of the last three (3) quarters of every Contract Year provide to Owner certified copies of its most recent audited financial statements or un-audited financial statements, if audited statements are unavailable and any other documentation and financial information which the Owner shall reasonably require for this purpose. For clarity, the Contractor shall be required to deliver audited annual financial statements with un-audited quarterly financial statements being delivered otherwise.

33.6	In addition to any other performance security to be provided by Contractor hereunder, Contractor shall deliver to Owner concurrently with the execution of this Contract, a written undertaking of North American Construction Group Inc. (“NAGCI”) to assume the performance of this Contract in the event of a failure to perform by Contractor and the written request of the Owner to so assume. Such undertaking shall be provided at no additional cost to the Owner and shall be in the form attached hereto as Exhibit “D” of Section “E” — ATTACHMENTS.

33.7	Upon receipt of a written request by Owner to Contractor and NACGI, Contractor shall do all such things and execute all such documents as may be required to effect the assignment of the Contract to NACGI as contemplated by Article 33.6 and the undertaking of NACGI.
34.0	CLOSING PROCEDURES
34.1	Each option granted to the Owner pursuant to this Agreement to purchase property from the Contractor shall be a sole, exclusive and irrevocable option and each notice given by Owner to the Contractor of the exercise of an option shall be in writing given to the Contractor within sixty (60) days (or such other period as may be specified in this Agreement) following the date upon which the option became exercisable. Each sale and purchase of property pursuant to the exercise of any option shall be completed at the Owner’s head office in Calgary, Alberta as soon as reasonably possible and in any event within six (60) days following the giving of notice to exercise the option and at such time all necessary conveyances shall be executed and delivered by Contractor to Owner in exchange of the payment of the purchased property.

34.2	The provisions of Article 34.1 shall apply mutatis mutandis to each purchase and sale of property by the Owner pursuant to an obligation imposed upon the Owner to purchase property from the Contractor pursuant to this Agreement.
35.0	TIME
35.1	Time shall be of the essence in this Agreement.
36.0	SURVIVAL
36.1	If this Agreement is terminated in accordance with its terms, then, except for the provisions of Articles 2, 14, 15, 17, 26, 29 and 30 which shall survive such termination and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement.

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36.2	The provisions, covenants, representations, warranties and indemnities contained in this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration.
37.0	WAIVER
37.1	The failure by Owner to insist on performance of any term, condition or instruction, or to exercise any right or privilege included in this Agreement, or its waiver of any breach of this Agreement, shall not thereafter waive any such term, condition, instruction, right or privilege.

37.2	No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

37.3	No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

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OVERBURDEN REMOVAL AND MINING
SERVICES CONTRACT
SECTION “C” – SCOPE OF WORK

INDEX

1.0	DESCRIPTION OF WORK — GENERAL	3

2.0	CONTRACTOR’S GENERAL RESPONSIBILITIES	4

3.0	OWNER’S GENERAL RESPONSIBILITIES	5

4.0	SCOPE OF WORK – CONSTRUCTION AND FACILITY	6

5.0	SCOPE OF WORK – OVERBURDEN REMOVAL AND OTHER MINING SERVICES	6

6.0	UTILITIES, SERVICES AND FUEL	9

7.0	PERFORMANCE SCHEDULE AND SEQUENCE OF WORK	11

8.0	REPORTING REQUIREMENTS AND CO-ORDINATION MEETINGS	12

9.0	SAFETY AND FIRE PROTECTION	13

10.0	SPECIFICATIONS, DRAWINGS, ATTACHMENTS AND EXHIBITS	15

11.0	SCHEDULES	18

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SECTION “C”
SCOPE OF WORK
1.0	DESCRIPTION OF WORK — GENERAL
1.1	During the Term the Contractor shall provide all labour, supervision, administration, support services, equipment, materials, supplies, tools, transportation and all other work and materials necessary or incidental to perform the Work including, without limitation, Construction, muskeg and mineral soils removal, Overburden Removal, Contractor’s Dewatering, Survey Work, productivity and cost management and Demobilization.

1.2	The Owner makes no representations or warranties with respect to the amount of Work to be performed during the Term hereof, although it is anticipated that the Contractor will be required to move the volumes as set out in Schedule “1”– Estimated Overburden and Muskeg/Mineral Soils Removal Volumes by Year. The Owner anticipates, but in no way warrants or represents, that the Overburden will be moved on a constant and continuous basis each year of the Term. The Contractor acknowledges that it shall not be entitled to any claim for compensation or damages or any extension of the Term in the event less than the volumes set out in Schedule “1”– Estimated Overburden and Muskeg/Mineral Soils Removal Volumes by Year are moved.

1.3	All quantities stated in the Contract Documents are intended as estimates only and may increase or decrease during the performance of the Work and are not to be interpreted as the actual and correct quantities for measuring the Work performed by the Contractor. The actual and correct quantities shall be determined from the measurement methods specified in the Specifications included in Section “E” – ATTACHMENTS.

1.4	Contractor recognizes that the following Mine Plan milestones are required by the Owner for its completion of other construction work for the Project:
1.4.1	Excavation for the relocatable ore processing plants (ROPP) complete to construction grade (+/- 0.5 metres) by August 2006, to allow Owner to commence construction of the ROPP mechanically stabilized earthen (MSE) wall. This is the east excavation identified in the Muskeg and Overburden Removal and Haulroad Plan – 2006 included in Section “E” – ATTACHMENTS;

1.4.2	Tailings line corridor (TLC) complete to construction grade (+/- 0.5 metres) by June 2007. TLC between Waste Area 1 and South West Pit not available as a haulroad after June 2007;

1.4.3	Dyke 10 construction across Tar River to start October 2007;

1.4.4	Dyke 10 closure completed by November 2007 to allow initial containment of water;

1.4.5	Common fill placement for the ROPP to bring the truck dump pads to elevation behind the Owner-constructed MSE wall, to be complete by April 2008; and

1.4.6	Dyke 10 must reach an elevation of 350 metres by August 2008 to allow for commencement of tailings disposal.
These and all other construction and production milestones for the Work will be set out in SWA forms issued by the Owner to the Contractor, all as more fully described in Article 7.0.

1.5	From time to time during the Term there will be planned interruptions of the Owner’s operations. The Owner shall give the Contractor reasonable notice of same. The Owner and the Contractor shall use their best efforts to minimize the effect of such planned interruptions on the Work. The Contractor acknowledges that it shall not be entitled to any claim for compensation or damages or any extension of the Term as a result of such planned interruptions.

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1.6	The Contractor shall perform the Work in a manner that acknowledges that it is of the utmost importance to the Owner that the Work be done in a safe and environmentally sound manner without disruption to the Owner’s operations.

1.7	The determination of whether or not a Specification has been met shall be at the Owner’s sole discretion.
2.0	CONTRACTOR’S GENERAL RESPONSIBILITIES
2.1	The Contractor shall perform all Work in accordance with the Contract, with Regulations, with good industry practice and in a safe and environmentally sound manner.

2.2	With the exception of those required to be obtained by the Owner pursuant to Article 3.2, the Contractor shall procure, without any additional Compensation, any and all licenses, permits and approvals required for the performance of the Work.

2.3	The Contractor shall co-ordinate the Work with the Owner. The Contractor shall not interfere with the operations or activities of the Owner or Third Parties working on behalf of the Owner.

2.4	The Contractor shall provide security for the Facility and the Contractor’s Facility Site and shall be responsible for the security of its workers, tools, materials, equipment, vehicles, Equipment and Replacement Equipment on (and to and from) the CNRL Site. All small tools and equipment belonging to Contractor must be clearly identified as such. Tools including personal tools are subject to inspection at the security gate upon arrival and departure.

2.5	The Contractor shall not store any Hazardous Substances on the Owner’s Site unless it has obtained the specific prior written approval of the Owner. If such approval is granted to the Contractor, it shall ensure that all such Hazardous Substances are handled, packaged, labeled and stored in accordance with Regulations.

2.6	The Contractor shall provide for waste disposal at and from its Work sites and the Contractor’s Facility Site, provided however, that all waste disposal shall be in accordance with Attachment “A” CNRL Health, Safety and Environment Reference Manual included in Section “E” – ATTACHMENTS. All waste disposal shall be coordinated with the Owner. For the purposes of this Article 2.6, “waste” shall include, but not be limited to, sanitary garbage, grease, chemicals, scrap metals, tires and waste lube oil. Owner will provide a landfill on the CNRL Site for disposal of non-hazardous waste materials and a storage area for collection of hazardous waste materials for shipment to an off-site disposal facility. Such landfill and storage area will be available for the Contractor’s use and all others providing work at the Project. Should the Contractor choose to use this facility, it shall do so without additional cost to the Owner and in cooperation with the site vendor operating the landfill and storage area.

2.7	The Contractor shall clean up each Work site and the Contractor’s Facility Site and shall ensure that at all times these sites are safe, clean and secure, all in accordance with the Owner’s directions, good environmental practices and the Regulations.

2.8	The Contractor shall be responsible for ensuring that its employees and agents do not litter in the mine.

2.9	The Contractor shall ensure that all of its employees wear visible, valid Owner’s contractor identification badges at all times when performing Work and when on the CNRL Site.

2.10	The Contractor shall ensure that all of its employees, agents and Subcontractors attend any and all meetings as required by the Owner.

2.11	The Contractor shall provide the Owner with all required test results or reports on a timely basis in accordance with the terms of the Contract and schedules thereto.

2.12	Subject to the provisions of Article 1.8 of Section “D”” — COMPENSATION, the Contractor shall be responsible to ensure that its employees and agents and its Subcontractors and their respective employees and agents have accommodation during the Term.

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2.13	All of Contractor’s vehicles shall be radio equipped with a base station located at the Facility, the cost of which is included in the Compensation. The Contractor shall also provide five (5) radio units for the Owner’s use and shall install same in the Owner’s vehicles. The Contractor shall submit the Specifications of the proposed radios to the Owner for approval prior to procurement.

2.14	The Contractor shall provide its own telephone and computer facilities.

2.15	Personal vehicles will not be allowed on the CNRL Site beyond the main guardhouse located at the plant site. Public parking space outside the main guardhouse will be available on a first-come first-served basis. Contractor, without cost to the Owner, shall be responsible for transportation of its employees and agents and its Subcontractor’s employees and agents from the main guardhouse parking area to the Contractor’s Facility or other Work sites. Should the Owner or its site vendor operate a CNRL Site transportation system, it will be made available for the Contractor’s use, without additional cost to the Owner. Owner reserves the right to coordinate on-site bus services.

2.16	Contractor shall adhere to the Owner’s Transportation and Logistics Guidelines, included as Attachment “K” in Section “E” – ATTACHMENTS, in respect of all deliveries to the CNRL Site including, without limitation, deliveries of Equipment and Replacement Equipment.
3.0	OWNER’S GENERAL RESPONSIBILITIES
3.1	Subject to its obtaining any necessary approvals from Government Authorities, the Owner will provide the Contractor with the Contractor’s Facility Site on the CNRL Site on which the Contractor shall construct the Facility.

3.2	The Owner will obtain the Mineral Surface Lease; the Alberta Environmental Protection and Enhancement Act (AEPEA) Approval; all Fisheries and Oceans Canada approvals and the Alberta Environment Water Act Approval for all water diversions and water course crossings identified in the 2005 Muskeg Drainage Plan included in Section “E” – ATTACHMENTS.

3.3	Throughout the Term the Owner will procure, construct, install, operate and maintain the basal sand aquifer dewatering system, the specific clean water systems identified as supplied by Owner in the Drawings, and except as provided for in Article 5.22, the Owner will also perform all Dewatering required for the oil sands removal sites.

3.4	The Contractor shall carry out necessary geotechnical monitoring and data gathering to ensure safety of personnel and equipment. Notwithstanding the foregoing, the Owner will continue its geotechnical and geological monitoring program throughout the Term, including without limitation the final quality testing to ensure compaction specifications have been met for materials placed in dykes. This in no way relieves the Contractor from its responsibilities under this Contract. When the Owner’s monitoring has indicated a potential problem, the Owner will inform the Contractor and discuss its concerns with the Contractor.

3.5	Subject to the provisions of Article 2.4, the Owner will provide security for the CNRL Site but not the Contractor’s Facility Site. The Contractor shall provide the Owner’s security personnel with keys to the Contractor’s Facility Site, the Facility and any other of Contractor’s buildings or trailers located on the CNRL Site and permit access thereto by the Owner’s security personnel.

3.6	Should the Owner operate and maintain a medical aid centre on the CNRL Site, the Contractor’s personnel shall be able to use it for first aid or emergency treatment. The Contractor and its personnel shall abide by the medical centre’s posted or published regulations, rules or procedures.

3.7	The Owner will provide ambulance services to the Contractor on the CNRL Site as required.

3.8	The Owner will make available to the Contractor the Overburden portion of the Owner’s geological model. The Owner’s model has been developed using MineSight 3D software and the Owner will provide to the Contractor one “user key” for this software.

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3.9	Provided only that the Contractor strictly adheres to the Owner’s approved final highwall design, the Owner will be responsible for long-term monitoring and cost of repair of final highwall failures. Should the Contractor not strictly adhere to the Owner’s approved final highwall design, the Contractor shall be responsible for long-term monitoring and the full cost of repair of final highwall failures. At all times during excavation of interim and final highwalls, the Contractor shall conduct the Work in a manner that ensures safety of personnel and equipment. All highwall monitoring data and design criteria will be shared between the Parties.
4.0	SCOPE OF WORK – CONSTRUCTION AND FACILITY
4.1	The Contractor shall perform the design, site preparation and construction of the Facility in accordance with Specification 100 – Construction, included in Section “E” – ATTACHMENTS.

4.2	Construction of the Facility shall start on or before the Construction Commencement Date. The Contractor shall not commence Construction on the CNRL Site without prior written approval from the Owner.

4.3	Subject to the provisions of Article 3.2, the Contractor shall be responsible for obtaining all licenses, approvals or permits required for the Construction, the cost of which is included in the Compensation.

4.4	The Contractor shall coordinate the Construction with the Owner.

4.5	Subject to the provisions of Articles 6.1, 6.7 and 6.13, the Contractor shall be responsible for obtaining all utilities for the Contractor’s Facility Site or the Facility, as the case may be, including, without limitation, water, power, heating, air conditioning and telecommunications.

4.6	The Contractor shall use the Facility, the Contractor’s Facility Site and any buildings or structures located on the Contractor’s Facility Site only for:
4.6.1	work which is compatible with the Contractor’s undertakings pursuant to this Contract Work;

4.6.2	the Owner pursuant to another contract or contracts; or

4.6.3	work for Third Parties performing work or services on the CNRL Site pursuant to a contract with the Owner.
4.7	Any required repairs, maintenance or upgrading of the Facility during the Term, including but not limited to drainage, snow removal and aggregate requirements, is the responsibility of the Contractor, the cost of which is included in the Compensation.

4.8	During the Term the Contractor shall perform all Dewatering for the Facility and the Contractor’s Facility Site in accordance with Specification 400 — Contractor’s Dewatering, included in Section “E” – ATTACHMENTS.

4.9	Upon the expiry or earlier termination of this Contract and if required by the Owner, the Contractor shall dismantle and demobilize the Facility and clean-up the site of the Facility down to its slab and to the Owner’s satisfaction.
5.0	SCOPE OF WORK – OVERBURDEN REMOVAL AND OTHER MINING SERVICES
5.1	The Contractor shall develop a preventative maintenance program for all of its Equipment and Replacement Equipment, and shall submit documentation for this program for the Owner’s approval prior to the Overburden Removal Commencement Date. The preventative maintenance program shall comply with manufacturers suggested maintenance schedules and procedures, as improved by the Contractor’s experience. The Contractor shall not amend the said program without first obtaining the Owner’s written consent. Notwithstanding anything else contained herein, such approvals shall not, in any way, release or relieve the Contractor of its obligations under this Contract. The Contractor shall at all times during the Term comply with the said preventative maintenance program. The Owner and its authorized agents will from time to time during the Term review the said preventative maintenance program and all service records and documentation related thereto.

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5.2	The Contractor shall:
5.2.1	keep the Equipment and Replacement Equipment in good repair and good operating condition in order to maximize its availability for use in the performance of the Work and to maximize its service life;

5.2.2	provide and maintain, and be responsible for the housing, control and replacement of an adequate inventory of spare parts and supplies for the Equipment and the Replacement Equipment provided that all such spare parts shall be new or reconditioned and shall be unused since initial purchase or latest reconditioning;

5.2.3	not do or omit to do any thing that might jeopardize, impair, void or otherwise adversely affect any warranty given by a manufacturer of any of the Equipment or Replacement Equipment;

5.2.4	ensure that, at all times, the Equipment and Replacement Equipment meet U.S.A. Federal Register Part II, Environmental Protection Agency guidelines for control of emissions of air pollution from diesel engines;

5.2.5	except when required for maintenance or repair purposes, not remove Equipment or Replacement Equipment from the CNRL Site without the Owner’s prior approval, which shall not be unreasonably withheld; and

5.2.6	The Contractor shall not make any changes to its Equipment or Replacement Equipment without the Owner’s prior approval which shall not be unreasonably withheld.
5.3	The Contractor shall perform all Survey Work required to perform the Work in accordance with Specification 500 – Surveying, included in Section “E” – ATTACHMENTS.

5.4	The Contractor shall perform muskeg and mineral soils removal in accordance with Specification 200 — Muskeg and Mineral Soils Removal, included in Section “E” – ATTACHMENTS, and following the directions set out in each SWA. There may be insufficient muskeg and mineral soils to directly haul and place on Dyke 10 and Waste Area 2 during the Term. Should the Contractor be requested to complete reclamation of Dyke 10 and Waste Area 2 using reclamation materials from stockpile, a Change Order will be issued to compensate the Contractor for the additional costs, if any, for removing reclamation materials from stockpile.

5.5	The Contractor shall perform Overburden Removal in accordance with Specification 300 — Overburden Removal, included in Section “E” – ATTACHMENTS, and following the directions set out in each SWA.

5.6	The Contractor shall endeavor to achieve placement of seventy (70) percent of total Overburden Removal in dykes (thirty (30) percent placement of total Overburden in waste dumps).

5.7	The Contractor shall ensure that the Dump Areas conform to the Drawings in Section “E” – ATTACHMENTS or as the said Drawings are amended from time to time.

5.8	The Contractor shall ensure that all dumps within the Dump Areas are constructed in accordance with Specification 300 — Overburden Removal, included in Section “E”- ATTACHMENTS and shall strictly comply with all geotechnical requirements.

5.9	When constructing dykes the Contractor shall grade fill surfaces to promote run-off and to minimize ponding.

5.10	The Contractor shall perform Dewatering for its haulroads and for the Owner’s haulroads when used by the Contractor.

5.11	The Contractor shall not use the Owner’s haulroads without the Owner’s prior permission, not to be unreasonably withheld. When the Contractor or its Subcontractors are using the Owner’s haulroads, they shall operate in accordance with Attachment “B” CNRL Hauling Safety Procedures included in Section “E” – ATTACHMENTS and the Contractor shall maintain such haulroads to the Owner’s satisfaction.

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5.12	The Owner will generally maintain its haulroads in reasonable condition, however, it does not guarantee the condition of its haulroads at all times.

5.13	The Owner reserves the right to change the location of its haulroads and will give the Contractor prior notice in the event these changes affect the Contractor or the performance of the Work. Unless such changes to the Owner’s haulroads affect the Contractor’s average actual haul distance for a Contract Year, such changes shall not affect the Compensation.

5.14	The Contractor shall design, construct and maintain all its haulroads as required from time to time during the Term to perform the Work. The Contractor shall supply all labour, equipment and materials, to perform such roadwork. Referring to Drawing Number 11-PLN-MI-0024 entitled Aggregate Resource Location Plan, the Owner will develop a gravel pit northeast of the plant site, pay the royalty expense and make an area of the pit available for the Contractor to extract, process, load and haul the aggregate. The Owner will perform pre-stripping to suitable pit-run material, the initial dewatering and the final reclamation of the Contractor’s area of this pit. The Contractor shall reimburse the Owner $3.10 (mid year, 2004 dollars, subject to escalation or de-escalation in accordance with Article 4.0 of Section “D” – COMPENSATION) for each bank cubic metre of aggregate material removed from this pit and the Contractor shall be responsible for all other costs to extract, process, load and haul the aggregate. The Owner’s haulroad from the Contractor’s Facility Site to the northeast gravel pit, designed for four-hundred (400) ton size haul trucks, will be made available to the Contractor to access this pit. Should the Parties agree the aggregate material from the Owner’s northeast pit is unsuitable for roadwork, a Change Order will be issued to compensate the Contractor for additional costs, if any, to obtain aggregate material from a mutually agreed alternate source. The Owner will also make available to the Contractor an area of the deposit of sand located east of the ten (10) year mining limit, illustrated in the Aggregate Resources Location Plan. The Contractor shall be responsible, at its sole expense and subject to the Owner’s prior approval, for stripping, extracting, processing, loading and hauling the sand it requires. The Contractor shall also be responsible at its sole expense and subject to the Owner’s prior approval, to construct and maintain a haulroad to this deposit and to remove such haulroad in accordance with the Drawings.

5.15	The Contractor shall provide a layout of its proposed haulroads to the Owner for approval prior to construction, which approval shall not be unreasonably withheld. The location of any haulroads the Contractor constructs shall be indicated on all subsequent surveys conducted by the Contractor.

5.16	Roadwork performed by the Contractor shall not disturb drainage systems (natural or otherwise). In the event that any drainage systems are disturbed, the Contractor shall restore them, without cost to the Owner, to their original condition and to the Owner’s satisfaction.

5.17	The Contractor shall provide dust control on its haulroads and on the Owner’s haulroads when used by the Contractor.

5.18	Upon the Owner’s request, the Contractor shall remove its haulroads constructed within the pit limits, including without limitation those constructed on oil sands by the Contractor, without cost to the Owner.

5.19	Occasionally the Owner will use the Contractor’s haulroads. The Owner will coordinate its use of the Contractor’s haulroads with the Contractor and shall provide dust control, dewatering and road maintenance in proportion to its use of such haulroads. Use of the Contractor’s haulroads shall be restricted to haul trucks not exceeding 320 tons capacity unless approved in advance by the Contractor, such approval to not be unreasonably withheld. Should the Owner request that the Contractor widen its haulroads to accommodate haul trucks larger than 320 tons capacity, a Change Order will be issued to compensate for such request.

5.20	Upon the expiry or earlier termination of this Contract the Contractor shall ensure that its haulroads, and the Owner’s haulroads used by the Contractor, are left in a condition satisfactory to the Owner.

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5.21	During the Term the Contractor shall perform all Dewatering for its Work sites in accordance with Specification 400 — Contractor’s Dewatering, included in Section “E” – ATTACHMENTS. Muskeg drainage is required in 2005 in order to facilitate Overburden Removal in 2005 and this Dewatering shall be performed in accordance with Drawing Number 11 – PLN – MI-0012, entitled 2005 Muskeg Drainage Plan, included in the Drawings.

5.22	The Contractor shall minimize the surface water flowing to the Owner’s oil sands removal sites.

5.23	Upon the expiry or earlier termination of this Contract, and subject to Articles 25 and 26 in Section “B” – TERMS AND CONDITIONS, the Contractor shall Demobilize its equipment, vehicles, materials, labour, Equipment and Replacement Equipment from the CNRL Site.

5.24	When requested to do so by a Change Order from the Owner and in accordance with Specification 300 – Overburden Removal included in Section “E” — ATTACHMENTS, the Contractor shall recover lenses of oil sands or aggregate encountered in the Overburden mining face.

5.25	The Contractor shall mine oil sands, or remove interburden from the oil sands when requested to do so by a Change Order from the Owner.

5.26	The Contractor shall develop standard operating procedures (SOPs) for its mine operations and maintenance activities and shall submit documentation of these procedures for the Owner’s approval prior to the Overburden Removal Commencement Date.

5.27	Cleanup of pit areas, tailings dyke placement areas, roads and other construction areas as a result of activities approved by the Owner, other than those of the Contractor or its Subcontractors, shall be at the Owner’s sole expense.

5.28	Pipeline crossing sleeves for the tailings line corridor will be supplied by the Owner, and the number and location of such crossings shall be mutually agreed by the Parties. A Change Order will be issued when the Contractor is requested to rebuild its haulroads at these crossings.

5.29	When requested to do so by a Change Order the Contractor shall construct Dyke 10 filter and blanket drains in accordance with the specifications for Zones 3 and 4 provided in Attachment “E” Dyke 10 Fill Construction Specifications, included in Section “E” – ATTACHMENTS. In that event, compensation for construction of Dyke 10 filter and blanket drains shall be at the rates included in Rate Schedule “N” Filter and Blanket Drains Unit Rates included in Section “D” – COMPENSATION.

5.30	When requested to do so by a Change Order the Contractor shall construct cut-off trenches beneath Dyke 10. In such event, compensation for excavation and dewatering of the cut-off trenches shall be at the rates included in Article 2 of Rate Schedule “O” Exceptions for Muskeg/Mineral Soils Removal included in Section “D” – COMPENSATION. Compensation for importing, placing and compacting fill in the cut-off trenches shall be at the applicable BCM Rates.
6.0	UTILITIES, SERVICES AND FUEL
6.1	The Owner will provide at no cost to the Contractor, a connection to the Owner’s fibre optics system for telecommunications, a source of potable water, a source of fire water and a connection to the Owner’s sewage disposal system, each to a position at the edge of the Contractor’s Facility Site as illustrated in the Overall Utility Plan included in the Drawings.

6.2	The Owner will provide, along the crest of the final highwall of the Mine and at no cost to the Contractor, the electricity supply required for the Contractor’s mining equipment. This electricity shall be supplied at a voltage of 72KV.

6.3	The Contractor shall provide substations with all necessary high and low voltage switchgear, suitable protection and control equipment, transformers, fencing and complete grounding systems for both high and low voltage systems, to step-down power from 72KV to the voltage required for operating the Contractor’s equipment.

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Substations shall be built in accordance with Regulations, sound environmental practices and subject to the Owner’s prior written approval. Grounding systems shall be built in accordance with the CNRL Site grounding plan.

6.4	The Owner’s responsibility for construction and maintenance shall end at the 72KV, pole mounted, disconnect switches. The Contractor shall provide and maintain any overhead lines or cables necessary to supply electricity from the switch locations to its substations.

6.5	The Contractor shall supply and maintain all trailing cable, junction boxes and other equipment necessary to supply power from its substations to its mining equipment.

6.6	The Contractor may be required to provide trailing cable or line crossing to facilitate drainage ditches and reclamation work.

6.7	The Owner will provide the electricity, at no cost to the Contractor, required for the Facility. This electricity will be supplied at a voltage of 34.5KV, using an overhead powerline to a position at the edge of the Contractor’s Facility Site as illustrated in the Overall Utility Plan include in the Drawings.

6.8	The Contractor shall provide all necessary switches, circuit breakers, relaying and transformers to step down the voltage and distribute the electricity at its Facility. Only environmentally acceptable insulating liquids shall be used in any oil-filled transformers. The Contractor shall install a proper grounding system at the substation and the Facility, in accordance with the CNRL Site grounding plan and with the Owner’s written approval.

6.9	The Owner’s responsibility for maintenance of the Facility supply system shall end at the 34.5KV, pole mounted, disconnect switch at the tap off point at the edge of the Contractor’s Facility Site. The Contractor shall provide and maintain any overhead line or cables necessary to supply electricity from the switch location to its Facility.

6.10	The Contractor shall obtain the Owner’s prior approval of all electrical equipment to be used on the Owner’s site, provided however, that such approval shall not release or relieve the Contractor’s obligations under Regulations or pursuant to this Contract.

6.11	The Owner will use its best efforts to supply the Contractor with reliable electricity with good characteristics but the Contractor must plan for scheduled and unscheduled outages. The Owner shall not be liable for any loss or damages resulting from a lack of electricity or power supply characteristics.

6.12	During approximately Contract Years one (1) to three (3) inclusive, the Owner’s plant and associated facilities will be under construction and the electricity supplied by the Owner for the Contractor’s mining equipment will be at a voltage of 34.5KV. During this construction period the Contractor shall provide transformers it requires, at no cost to the Owner and pursuant to the remaining terms of this Article 6.0 hereof, to convert voltage 34.5KV to the voltage required for operating the Contractor’s mining equipment.

6.13	The Owner will provide the natural gas required for the Facility, using a pipeline to a position at the edge of the Contractor’s Facility Site, as illustrated in the Overall Utility Plan included in the Drawings. The Owner will measure the quantity of natural gas consumed by the Contractor and on a monthly basis, provide the Contractor with a reconciliation of the quantity and the direct cost to Owner for providing such natural gas. The Contractor, on a monthly basis, shall reimburse the Owner its direct costs to supply natural gas for the Facility in accordance with Article 4.0 of Section “D” — COMPENSATION.

6.14	Until such time the Owner produces diesel fuel at the CNRL Site, the Contractor shall supply diesel fuel for its mobile equipment used in the performance of the Work. The Contractor will be reimbursed by the Owner for the direct cost of such diesel fuel, upon provision of an Invoice in accordance with Article 10 of Section “B” – TERMS AND CONDITIONS. Thereafter the Owner will provide diesel fuel at a location on the Owner’s plant site, for the Contractor’s use at no cost to the Contractor. Throughout the Term of the Contract the following Conditions shall apply:

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6.14.1	the diesel fuel supplied by or to the Contractor shall only be used in mobile equipment, for the performance of Work conducted on the CNRL Site pursuant to this Contract;

6.14.2	when the Owner does provide diesel fuel on the CNRL site the Contractor shall be responsible, at no cost to the Owner, for delivering its fuel from the Owner’s plant site to the Contractors fuel station(s);

6.14.3	the Contractor will not use the diesel fuel in any vehicles licensed for public highway use; and

6.14.4	the diesel fuel must not leave the CNRL Site.
7.0	PERFORMANCE SCHEDULE AND SEQUENCE OF WORK
7.1	Subject to the Owner’s prior approval, the Contractor shall commence the Work on or before the Construction Commencement Date.

7.2	The Contractor shall ensure that it commences Overburden Removal on the Overburden Removal Commencement Date.

7.3	The Owner shall release Work under this Contract by issuing a SWA to the Contractor in the form set out in Section “E” – ATTACHMENTS. Both Parties must execute each SWA. The Contractor shall not commence the Work authorized by a SWA until such time as it is in receipt of a duly executed SWA.

7.4	Prior to June 30th each year during the Term, the Owner shall provide the Contractor with a Mine Plan and the Overburden portion of the Owner’s updated geological model for the year next ensuing. Upon receipt of each Mine Plan, the Contractor shall review it and prior to July 31st; develop a SWA Execution Plan for the performance of the Work required by the said Mine Plan for approval by the Owner. When the Owner approves, in writing, the SWA Execution Plan, the Owner shall issue a SWA, which shall include the SWA Execution Plan, all in accordance with this Article 7, provided however, that such approval shall not release or relieve the Contractor of its obligations hereunder. The Owner reserves the right to modify the SWA Execution Plan during the term of the SWA. The Owner shall endeavor to provide the Contractor reasonable notice of such required changes.

7.5	In the event it is necessary to amend a SWA which has been executed and issued in accordance with this Article 7, the Owner shall issue a SWA Amendment Form in the format set out in Section “E” – ATTACHMENTS. Both Parties must execute each SWA Amendment Form.

7.6	The Contractor shall provide all planning, engineering, scheduling and coordination of the Work to ensure that the Work or any portion thereof is completed within the target dates set out in each SWA.

7.7	When requested by the Owner, the Contractor shall prepare a Work Schedule for the performance of all or any part of the Work authorized by a SWA. The Work Schedule must meet the Owner’s production targets in accordance with each SWA. The Contractor shall control the progress of the Work to achieve compliance with each and every SWA and Work Schedule.

7.8	If the performance of the Work, in the sole opinion of the Owner, is putting a Work Schedule or other objectives of a SWA at risk, the Contractor shall exercise all means to correct the trend, including without limitation adding additional equipment to its Equipment in order to perform the Work, without cost to the Owner.

7.9	After the Contractor has completed all Work under a Scope of Work Authorization (SWA) and corrected all known deficiencies, it shall give the Owner notice that such Work has been completed. Within fifteen (15) Business Days of receipt of such notice, the Owner will either issue a SWA Completion Notice, or give notice to the Contractor of the deficiencies to be remedied before a SWA Completion Notice can be issued. In the latter case, the foregoing procedure with respect to such deficiencies shall be repeated until the Owner issues a SWA Completion Notice. Notwithstanding the foregoing, the Owner’s issuance of a SWA Completion Notice shall not relieve the Contractor of any of its obligations under this Contract, or otherwise.

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7.10	After the Contractor has completed all Work under this Contract and corrected all known deficiencies, it shall give the Owner notice that the Work has been completed. Within fifteen (15) Business Days of receipt of such notice, the Owner will either issue a Final Payment Certificate and Release, or give notice to the Contractor of the deficiencies to be remedied before a Final Payment Certificate and Release can be issued. In the later case, the foregoing procedure with respect to such deficiencies shall be repeated until the Owner issues the Final Completion Notice. Notwithstanding the foregoing, the Owner’s issuance of the Final Completion Notice shall not relieve the Contractor of any of its obligations under this Contract, or otherwise.
8.0	REPORTING REQUIREMENTS AND CO-ORDINATION MEETINGS
8.1	The Contractor shall initiate, conduct or participate in all meetings required by the Owner and, as a minimum requirement, the following meetings:
8.1.1	kick-off meetings prior to commencement of the Construction and prior to the commencement of the Overburden Removal;

8.1.2	Safe Work Plan development meetings as required by the Owner;

8.1.3	progress review meetings as required by the Owner;

8.1.4	safety and loss management meetings as required by the Owner;

8.1.5	regular tool box/tailgate safety talks for which minutes or records shall be kept, including attendee list, and such documentation shall be made available to Owner for audit or inspection upon request;

8.1.6	monthly employee/supervisory safety meetings for which minutes shall be kept, and such documentation shall be made available to Owner for audit or inspection upon request; and

8.1.7	any and all other meetings as required by the Owner on reasonable notice to the Contractor.
8.2	The Contractor shall submit the following reports to the Owner, in a form satisfactory to and approved in advance by the Owner:
8.2.1	daily material movement reports including for each shift; Truck Counts and volumes, loading units, loading locations, material types loaded and dump locations;

8.2.2	weekly Contractor safety activity reports;

8.2.3	weekly quantities and quality of water released to natural receiving waters or to closed circuit systems by the Contractor;

8.2.4	Contractor’s loss control reports;

8.2.5	Contractor’s loss investigation reports;

8.2.6	monthly diesel fuel usage reports;

8.2.7	Survey Work reports in accordance with Specification 500 – Surveying, included in Section “E” – ATTACHMENTS;

8.2.8	production, productivity and cost reports in accordance with Specification 600 — Productivity and Cost Management, included in Section “E” – ATTACHMENTS; and

8.2.9	any and all other reports as required by the Owner, including but not limited to, Scope of Work Authorization (SWA) forms; SWA Amendment Forms; Vehicle Gate Passes; Safe Work Permits for Hot Work; Safe Work Permits for Cold Work; Permits for Hoisting of Personnel; Excavation/Trench/Surface Penetration Permits; Waste Disposal/Storage Permits; Confined Space Entry Permits; Fire Hydrant Operating Permits; and minutes from meetings; Weekly Health, Safety and Environmental (“HSE”) Reports; Monthly HSE Performance Summaries,

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Dewatering Logs; Monthly Environmental Incident Logs; Monthly Reports of Non-Hazardous Material Disposed of or Recycled; Reports of Hazardous Materials Disposed of or Recycled; and any new Inspection Reports.
8.3	Reports to be provided by the Contractor to the Owner:
8.3.1	on a daily basis shall be submitted on the next Work Day following the completion of the day covered;

8.3.2	on a weekly basis shall be submitted within two (2) Business Days following the completion of the week covered;

8.3.3	on a monthly basis shall be submitted within five (5) Business Days following the completion of the month covered; and

8.3.4	on an annual basis shall be submitted within ten (10) Business Days following the completion of the year covered.
8.4	The Contractor shall work in conjunction with the Owner to improve the efficiency and effectiveness of the reporting processes used to fulfill the requirements of this Contract.
9.0	SAFETY AND FIRE PROTECTION
9.1	Safety
9.1.1	The Contractor acknowledges that safety to all persons and the environment are of the utmost concern to the Owner in the Work being performed by the Contractor under the terms of this Contract.

9.1.2	The Contractor shall conform to the Owner’s principles of safety and loss management which involve a thorough and systematic approach to reduce and eliminate all downgrading incidents to employees, production, equipment, materials and the environment. The Contractor shall meet with the Owner every three (3) months during the Term, or as required by the Owner, to review, and if necessary, correct its safety performance in connection with the Work.

9.1.3	The Contractor shall ensure that all of its employees and agents and Subcontractors who are employed by the Contractor and their respective employees and agents who visit the CNRL Site adhere to all the requirements of this Article 9.

9.1.4	The Contractor shall ensure that its employees and agents, and its Subcontractors and their respective employees and agents understand their responsibilities with respect to safety and loss management as described in Attachment “A” CNRL Health, Safety and Environment Reference Manual, included in Section “E” – ATTACHMENTS.

9.1.5	Subcontractors and their respective employees and agents have the same responsibilities as those identified for the Contractor for any Work to be conducted on the CNRL Site by them.

9.1.6	The Owner reserves the right to request a thorough resume of any and all employees, agents and Subcontractors and the employees and agents of the Subcontractors, which the Contractor may wish to bring onto the CNRL Site. Such resume shall include a work history, safety record, WCB rating, together with any other information the Owner may deem necessary. The Owner also reserves the right to bar access to the CNRL Site to any individual, group, or company which, in the Owner’s judgment, may pose a threat to the safety of personnel, production, material, equipment, or the environment.

9.1.7	The Contractor shall carry out, participate in and properly document the following safety inspections as required by the Owner as a minimum:
9.1.7.1	Safety inspections with the Owner;

9.1.7.2	Regular inspections of equipment, tools and materials; and

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9.1.7.3	The Contractor shall also participate in regular planned safety checklist inspections that will be developed at the progress review meetings.
9.1.8	The Contractor shall maintain documentation more particularly set out in Attachment “A” CNRL Health, Safety and Environment Reference Manual, included in Section “E” – ATTACHMENTS and submit such documentation as required.

9.1.9	The Contractor shall ensure that any and all safe work or other permits required by the Owner are issued prior to the commencement of any Work that requires such permits.

9.1.10	The Contractor shall comply with Attachment “B” CNRL Hauling Safety Procedures included in Section “E” – ATTACHMENTS.

9.1.11	Prior to commencement of Work, the Contractor shall provide the Owner with a copy of its safety and loss management manual. This manual must be approved in writing by the Owner prior to commencement of the Work. In the event the Contractor proposes to revise the said manual in any way, such revisions must be approved in writing by the Owner prior to being incorporated into the manual. Notwithstanding anything else contained herein, such approvals shall not, in any way, release or relieve the Contractor of its obligations hereunder.
9.2	Fire Protection
9.2.1	The Contractor shall construct the Facility and other buildings on the CNRL Site in accordance with Attachment “C” CNRL Fire Protection Standard (00-STD-LM-0001) included in Section “E”- ATTACHMENTS.

9.2.2	The Contractor shall ensure that all of its vehicles have portable fire fighting equipment in accordance with Attachment “C” CNRL Fire Protection Standard (00-STD-LM-0001) included in Section “E”- ATTACHMENTS.

9.2.3	Automatic fire suppression systems are mandatory on the following of the Contractor’s equipment:
9.2.3.1	heavy haul trucks;

9.2.3.2	shovels;

9.2.3.3	hydraulic excavators, greater than seven (7) cubic yards capacity;

9.2.3.4	loaders, greater than seven (7) cubic yards capacity;

9.2.3.5	back hoes, greater than seven (7) cubic yards capacity;

9.2.3.6	bulldozers, larger than a “D8”;

9.2.3.7	graders, larger than a “16G”; and

9.2.3.8	fuel and lube trucks.
9.2.4	The Contractor’s fire suppression systems shall be sensor activated, redundant dry chemical or foam systems.

9.2.5	Automatic systems shall be certified by a third party agency and have an approved maintenance program. Copies of preventative maintenance certification shall be made available to the Owner when requested.

9.2.6	The Contractor shall provide all systems, manpower, equipment, materials and supplies it requires for fire-fighting at all its Work sites including, without limitation, the Contractor’s Facility Site.

9.2.7	The Contractor and its employees and agents shall comply with all posted or published rules, regulations and procedures regarding fire safety and fire equipment while on the CNRL Site.

9.2.8	The Contractor shall report any fire incident to the Owner immediately, in accordance with the Owner’s incident reporting and investigation standard, and

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provide written notification within twenty-four (24) hours of its occurrence. In particular, but without limitation, Contractor shall notify CNRL immediately of any use of fire extinguishing equipment or agents.
10.0	SPECIFICATIONS, DRAWINGS, ATTACHMENTS AND EXHIBITS

All Work shall be performed in strict accordance with the following described Specifications, Drawings and other documents, which by this reference are made a part hereof.
10.1	Specifications

Specification No.	Title
100	Construction

200	Muskeg and Mineral Soils Removal

300	Overburden Removal

400	Contractor’s Dewatering

500	Surveying

600	Productivity and Cost Management
Manufacturer’s Instructions

Contractor shall:
•	Unless otherwise specified, comply with manufacturer’s latest printed instructions for materials, supply, storage and installation methods.

•	Notify the Owner in writing of any conflict between these Specifications and the manufacturer’s instructions. The Owner will designate which document is to be followed.
10.2	Drawings
10.2.1	The Owner shall provide the Contractor with the Drawings described in Article 10.2.3 below for the Contractor’s information. The Owner reserves the right to amend the said Drawings from time to time during the Term and shall provide the Contractor with reasonable notice thereof. The Owner shall provide the Contractor with all such amended Drawings. Amendments to the Drawings shall not increase the Compensation.

10.2.2	The Contractor shall be responsible to review the said Drawings. The said Drawings are provided for information purposes only and the Owner shall not be liable for errors or omissions contained therein. The Contractor shall conduct such Survey Work or further tests or investigations that it considers necessary to inform itself of the geology of the Mine and all Work sites. The Owner will provide the Contractor with reasonable access at the CNRL Site to its geological information, provided however, that the Owner shall not be liable for the content thereof.

10.2.3	Owner shall provide the following drawings:

Drawing No.
Reference Drawings	Rev.	Title
11-PLN-MI-0001	1	Aerial Photo CNRL Site

11-PLN-MI-0002	2	Plot Plan – CNRL Horizon Project

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Drawing No.
Reference Drawings	Rev.	Title
11-PLN-MI-0003	1	Overall Utilities Plan

11-PLN-MI-0004	1	CNRL Site Topography

11-PLN-MI-0005	2	Muskeg Soils Isopach

11-PLN-MI-0006 - 0010	1	Overburden Model Surfaces

11-PLN-MI-0011	1	Oil Sands Model Top of Ore Surface

11-PLN-MI-0024	2	Aggregate Resources Location Plan

Construction Drawings

11-PLN-MI-0012	2	2005 Muskeg Drainage Plan

11-PLN-MI-0013	4	Muskeg and Overburden Removal and Haulroad Plan - 2005

11-PLN-MI-0014	4	Muskeg and Overburden Removal and Haulroad Plan - 2006

11-PLN-MI-0015	4	Muskeg and Overburden Removal and Haulroad Plan - 2007

11-PLN-MI-0016	4	Muskeg and Overburden Removal and Haulroad Plan - 2008

11-PLN-MI-0017	4	Muskeg and Overburden Removal and Haulroad Plan - 2009

11-PLN-MI-0018	4	Muskeg and Overburden Removal and Haulroad Plan - 2010

11-PLN-MI-0019	4	Muskeg and Overburden Removal and Haulroad Plan - 2011

11-PLN-MI-0020	4	Muskeg and Overburden Removal and Haulroad Plan - 2012

11-PLN-MI-0021	4	Muskeg and Overburden Removal and Haulroad Plan - 2013

11-PLN-MI-0022	4	Muskeg and Overburden Removal and Haulroad Plan – 2014

11-PLN-MI-0023	4	Muskeg and Overburden Removal and Haulroad Plan - 2015

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C.	Attachments

	Attachment No.	Rev.	Title
	Attachment “A”	2	CNRL Health, Safety and Environment Reference Manual.
	Attachment “B”	—	CNRL Hauling Safety Procedures
	Attachment “C”	3	CNRL Fire Protection Standard (No. 00-STD-LM-0001)
	Attachment “D”	“D”	Dyke 10 Muskeg Stripping Specification and Limits.
	Attachment “E”	“C”	Dyke 10 Fill Construction Specifications
	Attachment “F”	—	CNRL/Terracon Overburden Soil Classification and Material Utilization Chart (Preliminary)
	Attachment “G”	—	Scope of Work Authorization (SWA) Form
	Attachment “H”	—	Scope of Work Authorization (SWA) Amendment Form
	Attachment “I”	—	Layout of Overburden Mining Benches and Thickness Histograms
	Attachment “J”	—	Mine Drainage Preliminary Design Parameters for the Horizon Oil Sands Project
	Attachment “K”	—	Transportation and Logistics Guidelines

10.3	Exhibits

	Exhibit No.	Rev.	Title
	Exhibit “A”	—	Confidentiality Agreement
	Exhibit “B”	—	Final Payment Certificate and Release
	Exhibit “C”	—	Prime Contractor Agreement
	Exhibit “D”	—	Undertaking by NACGI

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Contract Number: 400472	Page 17 of 18

11.0	SCHEDULES
SCHEDULE “1”
ESTIMATED OVERBURDEN AND MUSKEG/MINERAL SOILS REMOVAL VOLUMES BY YEAR

Millions of Bank Cubic Metres of Combined Overburden and Muskeg/Mineral Soils per Year
2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	TOTAL
6	18	24	36	48	48	48	48	48	48	24	396
Notes:
1.	Volumes in this table include muskeg and mineral soils to be salvaged from within Overburden Removal limits. Muskeg/mineral soils to be removed from within the Dyke 10 footprint or for roads, ditches or other infrastructure located outside of the Overburden Removal limits are not included in this table but are included in the Work and in the BCM Rates.

2.	Overburden Removal Commencement Date is July 1, 2005 and Termination Date is the earlier of June 30, 2015, or the date when the Work is completed hereunder.

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OVERBURDEN REMOVAL AND
MINING SERVICES CONTRACT
SECTION “D” – COMPENSATION

INDEX

1.0 BASIS OF COMPENSATION	3
2.0 PRICING FOR CHANGES	10
3.0 TAXES	10
4.0 PAYMENT TERMS	10
5.0 DETERMINATION OF UNITS	12
6.0 INVOICING INSTRUCTIONS	12
7.0 RATE SCHEDULES	15
7.1 Rate Schedule “A” Construction Charges	15
7.2 Rate Schedule “B” Equipment Charges	16
7.3 Rate Schedule “C” Replacement Equipment Charges	17
Rate Schedules “Ci"-“Cix”	18-21
7.4 Rate Schedule “D” Overhead Charges	22
7.5 Rate Schedule “E” BCM Rates	23
7.6 Rate Schedule “F“Average Haul Distances	24
7.7 Rate Schedule “G” Underhaul Rates	25
7.8 Rate Schedule “H” Overhaul Rates	26
7.9 Rate Schedule “I” Equipment and Replacement Equipment	27- 29
7.10 Rate Schedule “J” Estimated Fuel and Electrical Consumption	30
7.11 Rate Schedule “K” Cancellation Schedule	31
7.12 Rate Schedule “L” Estimated Pitrun to be Removed from Owner’s NE Gravel Pit	32
7.13 Rate Schedule “M” General Liability Insurance Cost Included in Schedule “D” Prices	33
7.14 Rate Schedule “N” Filter and Blanket Drains Unit Rates	34
7.15 Rate Schedule “O” Exceptions for Muskeg/Mineral Soils Removal	35
APPENDIX I — NET BOOK VALUE FORMULA	36
APPENDIX II — UNDERHAUL/OVERHAUL SAMPLE CALCULATION	39
APPENDIX III – ESCALATION FACTOR ADJUSTMENT, SAMPLE CALCULATION	40
APPENDIX IV — EXAMPLE OF DEPRECIATION COMPONENT OF REPLACEMENT EQUIPMENT, SAMPLE CALCULATION	41

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SECTION “D”
COMPENSATION
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OVERBURDEN REMOVAL AND
MINING SERVICES CONTRACT
SECTION “E” – ATTACHMENTS

SPECIFICATION 100
CONSTRUCTION
1.0	GENERAL
1.1	Definition

Construction includes the design, procurement, site preparation, construction and commissioning of the Facility and the Contractor’s Facility Site.

1.2	Work Included

Work in this section consists of the following:
•	Design of the Facility including engineering or other investigations and analyses required for design and construction of the Facility and Contractor’s Facility Site;

•	Obtaining all licenses, permits and approvals required for the Facility and Contractor’s Facility Site with the exception of those identified in Article 3.2 of Section “C” – SCOPE OF WORK;

•	Procurement for Construction;

•	Mobilization to the Contractor’s Facility Site of all personnel, equipment, vehicles, tools, materials, supplies and any other items required for Construction;

•	Site preparation required to prepare for the construction of the Facility and to ready the Contractor’s Facility Site for the Work;

•	Construction of the Facility and the Contractor’s Facility Site and all management services for the Construction including but not limited to first aid and security;

•	Provision of all utilities and services required by the Contractor for Construction, with the exception of those identified in Article 1.4 hereof;

•	Surveying and record keeping for the as-built Facility, Contractor’s Facility Site and connections to services; and

•	Demobilization of all equipment, unused materials, personnel, supplies, tools and support facilities upon completion of Construction.
1.3	Work Not Included

The following items associated with work in this section do not form part of the Specification:
•	Obtaining those licenses, permits and approvals identified in Article 3.2 of Section “C” – SCOPE OF WORK.
1.4	Supplied by the Owner
•	A partially prepared area for the Contractor’s Facility Site as further described in Article 2.2 hereof;

•	Supply of electricity at a voltage of 34.5KV, using an overhead powerline to a position at the edge of the Contractor’s Facility Site as illustrated in the Overall Utility Plan included in the Drawings;

•	A connection to the Owner’s fibre optics system for telecommunications, a source of potable water, a source of fire water, and a connection to the Owner’s sewage disposal system, each to a position at the edge of the Contractor’s Facility Site as illustrated in the Overall Utility Plan included in the Drawings;

•	Supply of natural gas, using a pipeline, to a position at the edge of the Contractor’s Facility Site, as illustrated in the Overall Utility Plan included in the Drawings;

•	An access road to the edge of the Contractor’s Facility Site; and

Canadian Natural Resources Limited	Specification 100-Construction
Contract Number: 400472	Page 1 of 3

•	Accommodation on the CNRL Site for Construction personnel, in accordance with Article 1.8 of Section “D” – COMPENSATION.
1.5	Terminology

Not used.

1.6	Measurement

Not used.

1.7	Submittals

The Contractor shall submit the following to the Owner in a form satisfactory to and approved in advance by the Owner;
•	final Construction plans and drawings prior to commencement of Construction;

•	bar chart schedule showing the planned start and end date for Construction, the planned manpower required by time interval for each activity and the percentage of schedule completion by planned time interval;

•	room and board requirements at the Owner’s site accommodation, for each week during the Construction period;

•	detailed schedule weekly, of day-to-day operations showing planned manpower loading for major activities;

•	major construction equipment correlated to the Work schedule;

•	weekly written report on Construction activities and planned versus actual progress; and

•	as-built drawings for the Facility and the Contractor’s Facility Site, including but not limited to connections to services.
2.0	PERFORMANCE
2.1	Preparation

Not used.

2.2	Execution

The Contractor shall commence the Construction on or before the Construction Commencement Date. The Contractor shall not commence the Construction on the CNRL Site without the prior written approval of the Owner.

All Construction shall be carried out in accordance with Regulations, good industry practice and Attachment “A” CNRL Health, Safety and Environment Reference Manual included in Section “E” –ATTACHMENTS.

The Contractor shall obtain and maintain building and other permits required for Construction of the Facility and the Contractor’s Facility Site.

Prior to commencement of Work, the Contractor’s Facility Site will be developed by the Owner to construction grade (+/- 0.5 meters) and surfaced with 150 millimeters of unprocessed, pit-run aggregate material. The Owner will generally grade the area to promote site drainage. The Contractor shall perform all further site preparation required to prepare for the construction of the Facility and to ready the Contractor’s Facility Site for the Work, including but not limited to Dewatering, excavation, disposal of surplus material, borrowing of suitable material, compaction, grading, road work and construction of parking and lay-down facilities. Dewatering shall be performed in accordance with Specification 400 – Contractor’s Dewatering, included in Section “E” — ATTACHMENTS. The Oil Sands Conservation Act and Regulation 76/88 require site development to not be done in a “wasteful” manner and the Contractor shall comply with those statutes.

Canadian Natural Resources Limited Contract Number: 400472	Specification 100-Construction Page 2 of 3

The Contractor shall be responsible for locating and marking any existing utility structures or other man-made items prior to commencing the site preparation, and shall protect them from damage during construction. The Contractor shall repair or replace, at no expense to the Owner, any existing utility structure or man-made item which is damaged during construction of the Facility and Contractor’s Facility Site.

The Contractor shall be responsible for all surveying to ensure that the Work is laid out as shown on the drawings. The Owner shall have the right to check and confirm any layout performed by the Contractor.

The Contractor shall meet on a weekly or as required basis with the Owner to review progress on the Construction.

The Contractor shall coordinate on a daily or as required basis with the Owner to ensure activities are coordinated with the Owner and Third Parties on the CNRL Site.

The Contractor shall at all times keep its Work sites in a clean, orderly, safe and secure condition.

The Contractor shall limit its employees and its Subcontractors’ employees from entering the CNRL Site, other than for access to the Contractor’s Facility Site or on an as-needed basis.

The Contractor shall remove from the CNRL Site and properly dispose of all debris and rubbish created by the Contractor or its Subcontractors during the Construction.

2.3	Quality Control

The Facility and Contractor’s Facility Site shall be constructed to a standard deemed acceptable to the Owner and in compliance with Regulations and Attachment “A” CNRL Health, Safety and Environment Reference Manual included in Section “E” – ATTACHMENTS.

All materials and equipment supplied by the Contractor shall be in good working condition. Any costs incurred due to faulty/defective equipment and/or materials supplied by the Contractor or Sub-Contractors shall be to the Contractor’s account. Any equipment and/or material found to be defective in any way or unsafe, shall be removed from the site.

Canadian Natural Resources Limited Contract Number: 400472	Specification 100-Construction Page 3 of 3

SPECIFICATION 200
MUSKEG AND MINERAL SOILS REMOVAL
1.0	GENERAL
1.1	Definition

Muskeg and mineral soils removal shall mean excavation of reclamation materials overlying the Overburden and dozing, or loading and hauling and placement of such materials into stockpiles for storage or onto areas to be reclaimed.

1.2	Work Included

Work in this section consists of the following:
•	Salvaging, hauling and direct placing reclamation materials to uniform thickness upon designated reclamation areas;

•	Salvaging and hauling reclamation materials to stockpile areas for storage;

•	Loading reclamation materials from stockpiles and hauling and placing to uniform thickness on designated reclamation areas;

•	Dozing of reclamation materials into stockpiles or to a uniform thickness on areas to be reclaimed;

•	Relocation of temporary stockpiles of reclamation materials as required;

•	Construction and decommissioning of haulroads as required to perform muskeg and mineral soils removal;

•	Dewatering muskeg and mineral soil removal areas in accordance with Specification 400 – Contractor’s Dewatering, included in Section “E” – ATTACHMENTS; and

•	With the exception of those required to be obtained by the Owner pursuant to Article 3.2 of Section “C” – SCOPE OF WORK, obtaining, any and all licenses, permits and approvals required for performing the Work included in this Specification.
1.3	Work Not Included

The following items associated with work in this section do not form part of the Specification:
•	Harvesting recoverable timber;

•	Clearing and grubbing non-recoverable timber and brush;

•	Controlling weeds on salvaged areas;

•	Controlling weeds, seeding, fertilizing and tree planting on reclaimed areas; and

•	Soil and vegetation monitoring of reclaimed areas.
1.4	Supplied by Owner

Not used.

1.5	Terminology

Muskeg shall mean organic material (including peat, moss, surface vegetation and roots) overlying the mineral soils.

Mineral soils shall mean a soil consisting predominantly of mineral matter, that lies directly below the muskeg and that is included in the muskeg over-dig zone.

Canadian Natural Resources Limited Contract Number: 400472	Specification 200-Muskeg and Mineral Soils Removal Page 1 of 3

Reclamation materials shall mean the mixture of muskeg and mineral soils created during excavation of muskeg.

Grubbing shall mean the removal of stumps and roots left after clearing of non-recoverable timber and brush.

1.6	Measurement

Prior to the muskeg and mineral soils removal commencement date, the Owner shall determine the original ground base datum. The Contractor shall be entitled to conduct a survey of the original ground for the purpose of volume computations. In the event that the Contractor elects not to perform the said survey it shall be deemed to have accepted the Owner’s original ground base survey.

Measurement for muskeg and mineral soils salvaged shall be in bank cubic metres as determined from Reconciliation Surveys.

Measurement for placement of reclamation materials shall be in cubic metres for volume, centimeters for depth and hectares for area, as determined from field surveys using a fifteen (15) metre grid interval.

Measurement for reclamation materials removed from stockpiles shall be in cubic metres as determined from Reconciliation Surveys of the stockpiles. The Contractor shall only be compensated for reclamation materials removed from stockpiles when this activity is part of an approved SWA. All quantities removed from stockpiles shall be included in volume, production and productivity reports.

1.7	Submittals

Not used.
2.0	PERFORMANCE
2.1	Preparation

Not used.

2.2	Execution

Salvage muskeg and mineral soils in areas identified in the SWA Execution Plans.

Muskeg must be salvaged where thickness of this material exceeds twenty (20) centimetres. The muskeg may include an over-dig zone of mineral soils down to a firm trafficable surface, to facilitate recovery and load-out. Over the Term of the Contract the volume of mineral soils included with recovery of the muskeg shall not exceed forty (40) percent of the total recovered volume of reclamation materials.

Muskeg and mineral soils removal shall be scheduled so as to prevent delay to Overburden Removal.

The Contractor shall provide sufficient notice to Owner prior to commencing muskeg and minerals soil removal, or placement of reclamation materials, to enable the Owner to inspect the work areas and approve the methodology.

The Contractor shall only build stockpiles or place reclamation materials at locations identified in the SWA Execution Plans. Unless otherwise specified, slopes on reclamation materials stockpiles shall not exceed one (1) vertical to three (3) horizontal and shall be placed to avoid restricting drainage of the surrounding area. Stockpiles shall be built to avoid slope or foundation failures and the dimensions limited accordingly.

At areas to be reclaimed the Contractor shall use grade stakes placed at fifteen (15) metre intervals to ensure reclamation materials are replaced in a uniform, continuous layer twenty (20) centimetres thick, or to the thickness specified in the SWA Execution Plan. Reclamation materials shall be placed a suitable distance from the edge of mining access

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roads and other excavations, to prevent losses due to ground failures. Regrade the placement surface where differential settlement has occurred to minimize localized ponding prior to placement of reclamation materials. Additional Overburden shall be used in these instances rather than an additional thickness of reclamation materials. Grade reclamation materials to the specified lines and, unless otherwise directed by the Owner, to prevent ponding of water.

The Contractor shall construct and maintain all haulroads it requires for muskeg and mineral soils removal, including without limitation, all temporary stream crossings. Haulroads shall be constructed, maintained and operated in compliance with Regulations, and Attachment “B” CNRL Hauling Safety Procedures included in Section “E” – ATTACHMENTS. The Contractor shall provide a layout of proposed haulroads to the Owner for approval prior to construction. Roadwork performed by the Contractor shall not disturb drainage systems (natural or otherwise). In the event that any drainage systems are disturbed, the Contractor shall restore them in accordance with Regulations, without cost to the Owner.

Contractors shall maintain all excavations, roads and other work areas free from dust, as determined by the Owner. The Owner shall first approve the method of dust control, before the Contractor implements the same.

The Contractor shall perform Dewatering required to maintain its muskeg and mineral soils removal operations in a safe, efficient and environmentally responsible manner.

2.3	Quality Control

Salvage of muskeg and placement of reclamation materials shall be done in accordance with Regulations and shall be subject to the approval of the Owner.

Over the Term of the Contract the volume of mineral soils included with recovery of the muskeg shall not exceed forty (40) percent of the total recovered volume of reclamation materials.

Canadian Natural Resources Limited Contract Number: 400472	Specification 200-Muskeg and Mineral Soils Removal Page 3 of 3

SPECIFICATION 300
OVERBURDEN REMOVAL
1.0	GENERAL
1.1	Definition

Overburden Removal shall mean removal of Overburden from the Mine and includes excavation, loading and hauling of same from the Work Site and disposal of Overburden in waste dumps or placement in dykes.
1.2	Work Included

Work in this section consists of the following:
•	Excavation, loading and hauling of Overburden including rehandle;

•	Fragmentation of Overburden as required to facilitate excavation and placement in Dump Areas;

•	Construction of haulroads as required to perform Overburden Removal;

•	At the Owner’s request removal of Contractor’s haulroads constructed within the pit limits, including without limitation those constructed on oil sands;

•	Dewatering the Overburden Removal areas in accordance with Specification 400 – Contractor’s Dewatering, included in Section “E” – ATTACHMENTS;

•	Construction of dykes and waste dumps in accordance with the Drawings and Attachments included in Section “E” — ATTACHMENTS, including but not limited to foundation preparation, placement of suitable Overburden in lifts, compaction of material in lifts, cleanup of lift surfaces, and contouring outside surfaces in preparation for placement of reclamation materials;

•	Replacement of dyke monitoring instruments damaged by the Contractor; and

•	With the exception of those required to be obtained by the Owner pursuant to Article 3.2 of Section “C” – SCOPE OF WORK, obtaining any and all licenses, permits and approvals required for performing Overburden Removal.
1.3	Work Not Included

The following items associated with Work in this section do not form part of the Specification:
•	Obtaining those licenses, permits and approvals identified in Article 3.2 of Section “C” – SCOPE OF WORK;

•	Recovery of lenses of oil sands encountered in the Overburden mining face, unless included in an approved Change Order;

•	Recovery of aggregates encountered in the Overburden mining face, unless included in an approved Change Order;

•	Sampling overburden;

•	Designing dykes and obtaining permits for dykes;

•	Construction of dyke filter and blanket drains and associated collection and outlet ditches, as illustrated in the Drawings, including without limitation, loading, hauling and placement of the filter and blanket drain construction materials;

•	Construction of a seepage cut-off trench (“key trench”) beneath the core of a dyke, as illustrated in Attachment E – Dyke 10 Fill Construction Specifications included in Section “E” – ATTACHMENTS; and

•	Installation of instrumentation in the dykes.

Canadian Natural Resources Limited Contract Number: 400472	Specification 300-Overburden Removal Page 1 of 5

1.4	Supplied by Owner

Not used.

1.5	Terminology

Overburden shall mean that material underlying muskeg and the mineral soils included in the muskeg over-dig zone, and overlying the economic deposits of oil sands. Overburden is comprised of materials of Holocene (post glacial) and Pleistocene (glacial) age, the Clearwater Formation and the top reject (oil sand with a high content of fines and a low content of bitumen) of the McMurray Formation.

Dykes shall mean earth structures designed by geotechnical engineers and used to contain tailings from the processing of oil sands.

Oil sands shall mean the bitumen bearing sands and associated shales of the McMurray Formation, underlying the Overburden and typically overlying the Upper Devonian carbonates (limestone) of the Waterways Formation. Oil sands are considered economic to recover (mineable ore zones) when consistently greater than three (3) metres thick and greater than seven (7) percent bitumen by weight.

Interburden shall mean the separable waste material, usually clay or lean oil sands, that occurs between mineable ore zones. The minimum mining thickness for separating waste from ore is typically three (3) metres.

Aggregate shall mean sand, gravel and cobble sized, glacio-fluvial material suitable for dyke filter and blanket drains or roadwork.

Rehandle shall mean Overburden that is no longer in situ.

1.6	Measurement

Prior to the Overburden Removal Commencement Date, the Owner shall determine the original ground base datum. The Contractor shall be entitled to conduct a survey of the original ground for the purpose of volume computations. In the event that the
Contractor elects not to perform the said survey it shall be deemed to have accepted the Owner’s original ground base survey.

Measurement for Overburden Removal shall be in bank cubic metres as determined from Reconciliation Surveys.

Measurement for rehandle shall be in bank cubic metres as estimated from surveys. No separate payment shall be made for removal of Overburden rehandle but the Contractor shall include such quantities in volume, production and productivity reports.

Measurement for aggregate materials removed from the Owner’s pit northeast of the plant site, as illustrated in Drawing number 11-PLN-MI-0024 entitled Aggregate Resource Location Plan, shall be in bank cubic metres as determined from Reconciliation Surveys.

1.7	Submittals

Not used.
2.0	PERFORMANCE
2.1	Preparation

2.2	Execution

The Contractor shall perform Dewatering required to maintain its Overburden Removal operations in a safe, efficient and environmentally responsible manner. This shall include, without limitation, Dewatering to maximize the availability of suitable dyke construction materials.

The Contractor shall be responsible for any fragmentation, including but not limited to ripping and drilling and blasting, it feels is required to facilitate excavating and placement of Overburden. In the event drilling and blasting is desired, the Contractor shall be

Canadian Natural Resources Limited Contract Number: 400472	Specification 300-Overburden Removal Page 2 of 5

responsible for obtaining all required permits and performing such Work in accordance with Regulations.

In order to ensure sufficient dyke building materials to meet Work Schedule requirements, the Contractor shall selectively mine the Overburden. The Contractor shall endeavor to achieve placement of seventy (70) percent of total Overburden Removal in dykes (thirty (30) percent placement of total Overburden in waste dumps). Referring to Attachment “F” CNRL/Terracon Overburden Soil Classification and Material Utilization Chart (note that in the Mine the stratigraphic order of facies may differ from this chart) included in Section “E” – ATTACHMENTS, the following soil units shall be grouped together and mined as separate benches;
•	Bench 1 — Ho, Hf, Hl, Pfs, Pfsa, Pfg/Pfsg, Pl (excluding muskeg and mineral soils when salvaged for reclamation purposes). The average thickness of this bench is approximately three and one-half (3.5) metres and typically this material can only be used for general fill for dykes or placed in waste dumps. This bench may contain recoverable aggregate material which may have to be salvaged;

•	Bench 2 – Pga, Pgtc, Pgts, Pgt, PgKc, PgKm (when total is greater than three (3) metres thick. When less than three (3) metres thick include with Bench 3 materials). Typically this till material will be suitable for constructing the dyke core and it must not be contaminated with deleterious materials as specified by the Owner. The average bench thickness is approximately four and one-half (4.5) metres;

•	Bench 3 – Kc, Kcw. Typically this material is used for the “controlled Kc” zone of the dyke or for general fill;

•	Bench 4 – Kc, Kcw (when required due to Overburden thickness);

•	Bench 5 – Kc, Kcw (when required due to Overburden thickness); and

•	Bench 6 – This bench is required when oil sands (Km) less than seven (7) percent bitumen by weight is greater than five (5) metres thick. When less than five (5) metres thick, include with the adjacent Kc, Kcw bench. When mined as a separate bench this lean oil sands material may be suitable for constructing the dyke core as well as for roads and other general fill purposes. Average bench thickness is approximately six and one-half (6.5) metres.
An illustration of bench material groupings and approximate thickness is provided in Attachment “I” Layout of Overburden Mining Benches and Thickness Histograms, included in Section “E”- ATTACHMENTS. The intent is to mine the complete thickness of each bench rather than to subdivide the bench to further segregate dyke building materials.

In the event during Overburden Removal the Contractor encounters any oil sands which may be greater than seven (7%) percent bitumen by weight, or any aggregate material, it shall notify the Owner. The Owner shall determine the quality of the material and if authorized by a Change Order from the Owner, the Contractor shall recover such oil sands or aggregate.

The Contractor shall remove Overburden down to the upper surface of the oil sands. The Owner will inspect the Overburden Removal area to identify the economic limit for the oil sands and will establish the position of the final ore contact. The Contractor shall leave the final ore contact clear of surface water, organic matter and Overburden, while minimizing losses of economic oil sands. The Contractor shall minimize the water flowing to the oil sands removal sites.

The separation distance required from the toe of Overburden Removal to the crest of oil sands removal shall be specified in the SWA.

The Contractor shall create the final pit wall slopes in accordance with Regulations and as specified in the SWA. Tension cracks in the final highwalls shall be sealed to minimize inflow of water.

Canadian Natural Resources Limited Contract Number: 400472	Specification 300-Overburden Removal Page 3 of 5

The Contractor shall construct and maintain all haulroads it requires for Overburden Removal. Haulroads shall be constructed, maintained and operated in compliance with Regulations, and Attachment “B” CNRL Hauling Safety Procedures included in Section “E” – ATTACHMENTS. The Contractor shall provide a layout of its proposed haulroads to the Owner for approval prior to construction. Roadwork performed by the Contractor shall not disturb drainage systems (natural or otherwise). In the event that any drainage systems are disturbed, the Contractor shall restore them in accordance with Regulations, without cost to the Owner. At the Owner’s request the Contractor shall remove its haulroads constructed within the pit limits, including without limitation those it constructed on the oil sands, without cost to the Owner.

The corridor between the Southwest Pit and Waste Area 1, as illustrated in the Drawings, will be used in the future for tailings pipelines and then a dyke. The Contractor shall prepare the foundation for its roads or waste dumps in this corridor as follows:
•	Muskeg and soft underlying materials will be removed;

•	Stockpile organic materials suitable for reclamation at locations designated by the Owner; and

•	Areas of ponded water on the prepared foundation surface shall be drained and/or filled with granular materials up to a level at least one-half (0.5) metres above the water level before non-granular materials can be place on this area.
The Contractor shall construct Dyke 10 in accordance with Attachment “D” Dyke 10 Muskeg Stripping Specification and Limits and Attachment “E” Dyke 10 Fill Construction Specifications both included in Section “E”- ATTACHMENTS. The Owner shall monitor the dyke building activities and the Contractor shall strictly comply with the Owner’s directions for such Work. Lift thickness shall be those required to achieve compactions specified for each zone of the dyke, as verified by the Owner’s field tests. In general, other dykes will be built to similar specifications with the Owner providing further direction prior to construction of those structures.

The Contractor shall construct Waste Area 1 identified in the Drawings, with a one hundred (100) metre wide outer shell in accordance with the specifications for Zone 5 provided in Attachment “E” Dyke 10 Fill Construction Specifications, included in Section “E” – ATTACHMENTS. Furthermore, when constructing the Waste Area 1 outer shell, lift thickness shall not exceed five (5) metres and free-dumping shall not be allowed.

There are no specifications for compaction, fill surface preparation and clean-up requirements, or maximum lift thickness for the interior of Waste Area 1 or for waste dumps constructed within the mined out area of the Southwest Pit. This in no way relieves the Contractor from its responsibility to ensures safety of all persons and property as well as the environment when performing the Work.

The Contractor shall construct the tailings line corridor (TLC) identified in the Drawings in accordance with the specifications for Zone 2 provided in Attachment “E” Dyke 10 Fill Construction Specifications, included in Section “E” - ATTACHMENTS. Pipeline crossing sleeves for the TLC will be supplied by the Owner, and the number and locations of such crossings shall be mutually agreed by the Parties. A Change Order will be issued when the Contractor is requested to rebuild its haulroads at these crossings.

The Contractor shall ensure ponded water on dyke surfaces is removed prior to subsequent fill placement and shall control water run-off to such surfaces.

The Contractor shall coordinate its Work activities with Third Parties constructing the dyke filter and blanket drains and associated collection and outlet ditches, in order minimize disruptions to the Work or to the Third Party’s work.

The Contractor shall replace without cost to the Owner, any dyke monitoring instruments damaged by the Contractor.

The Owner shall require ongoing access to the dykes and waste dumps and the Contractor shall coordinate its activities with the Owner’s in order to minimize disruption

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to the Work or to the Owner’s work.

Final surfaces of waste dumps and dykes shall be contoured in preparation for placement of reclamation materials. Materials with a sodium adsorption ratio of twelve (12) or greater (generally Clearwater Formation material) are not to be placed within one (1) metre of these final surfaces. The Owner shall perform soil tests to identify areas of concern and when requested by the Owner, the Contractor shall place a lift up to one (1) metre thick of suitable Overburden on those areas.

The Contractor shall maintain all excavations, roads and other work areas free from dust, as determined by the Owner. The Owner shall first approve the method of dust control, before the Contractor implements the same.

Should the Owner require “flow-through dykes” to screen out course debris at the recycle water intake to the extraction plant, the Contractor shall construct such dykes in accordance with the specifications for Zone 2 provided in Attachment “E” Dyke 10 Fill Construction Specifications included in Section “E” – ATTACHMENTS.
2.3	Quality Control

The Contractor shall notify the Owner when it reaches the top of oil sands and the Owner will inspect such area to identify the economic limit of the oil sands for the Contractor.

When the Contractor has completed an Overburden Removal area it shall notify the Owner. The Owner shall inspect such area to determine if the Overburden/oil sands contact has been properly cleaned to the final ore contact and that such surface has been left clear of surface water, organic matter and Overburden and that water flowing to the oil sands removal sites has been minimized. If the area does not pass the inspection the Contractor shall correct all deficiencies until such time as the area can pass the inspection.

When requested by the Owner to recover oil sands, the Contractor shall maximize recovery of the oil sands while minimizing dilution with Overburden. The oil sands/Overburden contact shall be cleaned to the satisfaction of the Owner prior to excavating the oil sands.

When requested by the Owner to recover aggregate encountered in mining face, the Contractor shall maximize recovery of the aggregate while minimizing dilution with non-aggregate materials. The aggregate/Overburden contact shall be cleaned to the satisfaction of the Owner prior to excavating the aggregate.

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SPECIFICATION 400
CONTRACTOR’S DEWATERING
1.0	GENERAL
1.1	Definition

Contractor’s Dewatering shall mean Dewatering the Contractor’s Work sites, Facility and Contractor’s Facility Site.

1.2	Work Included

Work in this section consists of the following:
•	Design, excavation, operation and maintenance of ditches, trenches, sumps and polishing ponds required for Dewatering the Contractor’s Work sites, including without limitation those required to minimize surface water flowing to the Owner’s oil sands removal sites;

•	Design, procurement, installation, operation and maintenance of pumps, pumpstations, pipelines and oil separation equipment required for Dewatering the Contractor’s Work sites;

•	Design, procurement, construction and maintenance of ditch or stream crossings for access roads and haulroads constructed by the Contractor;

•	Design, procurement, construction, operation and maintenance of ditches, trenches, sumps, pumps, pipelines and polishing ponds required for Dewatering the Contractor’s haulroads and for Dewatering the Owner’s haulroads when used by the Contractor;

•	Dewatering the Facility and Contractor’s Facility Site;

•	Collection of water quality and quantity data for monitoring and reporting requirements contained herein; and

•	With the exception of those required to be obtained by the Owner pursuant to Article 3.2 of Section “C” – SCOPE OF WORK, obtaining all licenses, permits and approvals required for Dewatering. This includes, without limitation, permits for dams constructed by the Contractor other than those required for dykes used to contain tailings.
1.3	Work Not Included

The following items associated with work in this section do not form part of the Specification:
•	Obtaining those licenses, permits and approvals identified in Article 3.2 of Section “C” – SCOPE OF WORK;

•	Obtaining permits for dykes used to contain tailings;

•	Design, procurement, construction, installation, operation and maintenance of the basal sand aquifer dewatering system;

•	Design, procurement, construction, installation, operation and maintenance of specific dewatering systems identified as supplied by Owner in Drawing number 11-PLN-MI-0012, entitled 2005 Muskeg Drainage Plan, included in the Drawings; and

•	Dewatering oil sands removal sites, other than to minimize surface water flow to such sites.

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1.4	Supplied by Owner

Not used.

1.5	Terminology

“Dewatering” means any activity with the intent or effect to remove water from a Work area, directly or indirectly, including without limitation design, procurement, construction, installation, operation and maintenance of all water systems and procurement, installation, operation and maintenance of all associated tools, supplies, materials and equipment.

“Basal sand aquifer dewatering system” means the infrastructure provided by the Owner to depressurize the lower member of the McMurray Formation, to facilitate oil sands removal.

“Clean water” means water suitable for release directly to natural water, or water suitable for release to natural water after treatment in a polishing pond.

“Industrial water” means water that is either unsuitable for release to natural receiving water without prior treatment with oil separation equipment, or that must be conveyed and stored in a closed circuit system for recycling.

“Closed circuit system” means water conveyance and storage facilities, such as tailings ponds, designed to prevent spillage and for recycling water for industrial use.

Dykes mean earth structures designed by geotechnical engineers and used to contain tailings from the processing of oil sands.

1.6	Measurement

Measurement for the volume of water released to natural receiving water or to closed circuit systems shall be litres, either from direct measurements or from estimates based upon pump capacities and pumping times. Measurement of discharge rates shall be in litres per second.

1.7	Submittals

Not used.
2.0	PERFORMANCE
2.1	Preparation

Not used.

2.2	Execution

To minimize the accumulation of water in the Mine, the Contractor shall direct water to clean or industrial water systems in a timely manner.

The Contractor shall collect and convey surface runoff from undisturbed areas or cleared areas directly to natural water.

For water that has not been in contact with oil sands, the Contractor shall treat water from muskeg drainage ditches, Overburden dewatering systems, reclamation material stockpiles and Overburden Dump Areas, in polishing ponds before release to the natural receiving water.

The Contractor shall convey and contain industrial water in closed circuit systems. Alternatively, with the Owner’s prior approval, the Contractor may treat water in contact with Overburden containing lean oil sands and water from haul roads, in polishing ponds equipped with oil separation equipment, prior to release to natural receiving water. The Contractor shall be responsible for procuring, installing, operating and maintaining any and all oil separation equipment it requires to meet Regulations governing release of

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water.

Water from tailing ponds, including the pond water, pore water, seepage and run-off, as well as water from oil sands removal sites, including run-off and groundwater seepage, shall be contained in closed circuit systems. Managing water from tailings ponds and from oil sands removal sites, other than to minimize surface water flow to such oil sands removal sites, will be the Owner’s responsibility and is not included in the Work.

A closed circuit system will not be available for containing industrial water from the Facility and Contractor’s Facility Site until after mid 2008. Prior to that time the Contractor shall treat industrial water from the Facility and the Contractor’s Facility Site to the extent necessary to meet Regulations for water released to natural water.

A closed circuit system will not be available for containing industrial water from the Mine prior to Dyke 10 closure in early 2008. Prior to that time the Contractor shall treat industrial water from the Mine to the extent necessary to meet Regulations for water released to natural water.

Not withstanding the Contractor’s requirement to operate in accordance with the Regulations, the Contractor’s water systems shall be designed in accordance with Attachment “J” Mine Drainage Preliminary Design Parameters for the Horizon Oil Sands Project, including without limitation the following requirements:
•	Any conveyance and storage system for water that will be released to natural water shall be designed to accommodate the one hundred (100) year flood;

•	Any storage facility defined as a dam by the Canadian Dam Association (CDA) shall be designed to handle the required design flood events and meet the safety criteria specified in the CDA Dam Safety Guidelines;

•	Polishing ponds shall be designed to trap particles fifteen (15) microns in size or larger, during the ten (10) year flood; and

•	The minimum ditch gradient shall be 0.2% and ditch sides shall not exceed a slope of 1:1 unless identified otherwise in the Drawings.
The Contractor shall minimize water flowing to the oil sands removal sites.

The Contractor shall ensure that drainage systems (natural or otherwise) are not disturbed when performing roadwork.

The Contractor shall ensure that all pumping operations are coordinated with the Owner before discharging water.

The Contractor shall measure and report water quantities released to natural receiving water or to closed circuit systems. Due to the nature of clay materials, particle sizes of less than fifteen (15) microns may be encountered and may require additional treatment prior to release.

2.3	Quality Control

The Contractor shall be responsible for monitoring and reporting the quality of water it releases to natural water and shall prevent water that will not meet Regulations from entering natural water. In the event the Contractor contravenes a Regulation, it shall notify the Owner immediately and the Contractor shall take all actions necessary to mitigate the contravention.

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SPECIFICATION 500
SURVEYING
1.0	GENERAL
1.1	Definition

Surveying shall mean the measurement of grades, physical features and limits in the Mine and Contractor’s Facility Site, and calculations for the determination of distances, boundaries, areas, volumes and elevations using the data collected from such measurements.

1.2	Work Included

Work in this section consists of the following:
•	Supply, commissioning, operation and maintenance of a Global Positioning System (GPS) survey system complete with all infrastructure, equipment, hardware and software necessary to fulfill the requirements of this Specification. The Contractor’s survey system shall be compatible with the Owner’s GPS system;

•	The Contractor shall be responsible for providing GPS radio repeater stations to ensure adequate signal coverage at all Work sites; and

•	All surveying required to perform the Work.
1.3	Work Not Included
•	Collection and analysis of environmental, hydrological, hydrogeological and meteorological monitoring data unless required by the Contractor for its design or other purposes, or for monitoring and reporting water qualities and quantities in accordance with Specification 400 – Contractor’s Dewatering.
1.4	Supplied by Owner
•	GPS base station;

•	Survey coordinate system;

•	Original ground base datum; and

•	The CNRL Mine Plan.
1.5	Terminology

As-Mined Plans shall mean a survey plan at a scale of 1:5000 that shows the progress of all facets of the Work.

1.6	Measurement

Not used.

1.7	Submittals

The Contractor shall submit the following reports to the Owner, in a form satisfactory to and approved in advance by the Owner:
a)	The SWA Execution Plan;

b)	The SWA Execution Plan by quarter; and

c)	Monthly and Annual As-Mined Plans as set out in Article 2.2 herein.

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2.0	PERFORMANCE
2.1	Preparation

Prior to the Overburden Removal Commencement Date, the Owner shall determine the original ground base datum. The Contractor shall be entitled to conduct a survey of the original ground for the purpose of volume computations. In the event that the Contractor elects not to perform the said survey it shall be deemed to have accepted the Owner’s original ground base survey.

Surveying and plans shall be based on the Owner’s survey coordinate system. A common set of survey stations and control points will be established and used by both the Owner and the Contractor.

A common set of parameters, factors and map symbols shall be established prior to the Construction Commencement Date. Where judgements and approximations are used, common criteria for estimating purposes shall be established.

2.2	Execution
(A)	General

The Contractor shall conduct surveys as required and provide the results thereof in As-Mined Plans on a monthly and annual basis to the Owner. The As-Mined Plans shall include, but not be limited to:
(a)	Overburden crests and toes;

(b)	The location of physical features including, but not limited to, haulroads, access roads, powerlines, drainage systems, Dump Areas, ramps and buttresses;

(c)	As-built drawings for dykes, including but not limited to plans and sections illustrating dimensions, elevations and material types placed, for each zone of the dyke; and

(d)	Other excavations required of the Contractor in performance of the Work.
The Contractor shall provide the Owner, on a monthly basis, all survey measurements in their original form and all calculations pertinent to control data, all survey measurements, calculations and plans.

In the event the Owner decides, in its discretion, that field surveys are unsafe or impossible to conduct, the number of bank cubic metres of material moved shall be determined by multiplying the Truck Count for that time period by the applicable Truck Factor.
(B)	Reconciliation Surveys

The Contractor and the Owner shall agree upon dates to jointly survey active excavations to conduct Reconciliation Surveys. Such Reconciliation Surveys shall be conducted every one (1) week, or as required by the Owner, during that portion of the Term following the Overburden Removal Commencement Date and at the conclusion of the Work (other than Construction) authorized by each SWA.

On or before the Overburden Removal Commencement Date, the Owner and the Contractor shall determine the Truck Factor to be used until the first Reconciliation Survey has been completed. Thereafter the Truck Factor will be determined by the Owner and the Contractor based on the results of the most recent Reconciliation Survey.

The Contractor shall provide its Truck Count to the Owner in writing on a daily basis.

In the event the Contractor elects not to participate in a Reconciliation Survey, it

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shall be deemed to have accepted the Owner’s survey results.

The survey measurements and all data resulting from the survey conducted for a Reconciliation Survey shall be provided to the Contractor and the Owner who shall each perform the necessary calculations. The Parties shall either agree on the Reconciliation Survey results or shall redo the calculations based on the survey data until such time the Parties can agree on the Reconciliation Survey results.

In the event any adjustment in the amount payable to the Contractor is necessary as a result of the Reconciliation Survey, such adjustments shall be made in accordance with Article 4 of Section “D” — COMPENSATION.
2.3	Quality Control

The Contractor must receive approval from the Owner prior to supplying its GPS survey system for the Work.

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SPECIFICATION 600
PRODUCTIVITY AND COST MANAGEMENT
1.0	GENERAL
1.1	Definition

Productivity and cost management shall mean the measurement, calculation and reporting of production quantities, labor and equipment productivities and all the costs incurred by the Contractor to perform the Work.

1.2	Work Included

Work in this section consists of the following:
•	Supply of a management information system (MIS) complete with all hardware and software necessary to fulfill the requirements of this Specification;

•	Operation of the management information system to provide timely, accurate reports, on a per shift, daily, weekly, monthly, yearly and Contract-to-date basis. Reports shall be in a form satisfactory and approved in advance by the Owner;

•	Identification and analyses of variances of production volumes from those planned and recommendations on how to reduce such variances; and

•	Identification and analyses of variances of productivities from those planned and recommendations on how to reduce such variances.
1.3	Work Not Included

The following items associated with work in this section do not form part of the Specification:
•	Reporting of variances of actual costs from those planned.
1.4	Supplied by the Owner
•	Work breakdown structure identifying the work items and expense types for reporting purposes; and

•	Remote access to the Owner’s computer system for direct supply of reports created to fulfill the requirements of this Specification.
1.5	Terminology

“Work Breakdown Structure” shall mean the breakdown of all work activities into categories, for reporting purposes.

The following basic equipment operating statistics shall have the meanings and definitions ascribed to them herein:
a)	Operating Time (OT) shall mean the hours the machine is actually in operation including moving between locations within the Mine, and moving to or from the shop providing it is in condition to be able to work and is moving under its own power (for shovels, see delays).

b)	Maintenance Down Time (MD) shall mean the hours the machine is down for repair or preventative maintenance, including waiting for parts or space for repair. Maintenance Down Time takes priority over Delay or Idle Time.

c)	Delay Time (DT) shall mean the hours a machine is not able to operate for any of the following reasons:
•	power outages for electric equipment;

•	Fuel/Oil/Grease (daily servicing/fueling only);

•	interruption of production while waiting for another unit, i.e. trucks waiting for

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a shovel to move to another location (does not include shovel repositioning or waiting for another truck to be loaded);

•	lunch and miscellaneous breaks;

•	start up and shutdown;

•	for shovels only waiting for trucks is not a delay and is included in operating time; moves longer than 15 minutes are considered as delays;

•	no work available but scheduled;

•	safety and union meetings;

•	weather;

•	blasting; and

•	operators late arriving at equipment.
d)	Idle Time (IT) shall mean any time when the machine is scheduled not to operate, i.e. weekends, third shift, etc. Idle Time does not include any repairs performed on idle time, but can include servicing on a non-scheduled shift, if servicing would have been done during lunch and breaks, etc. had the idle shift not been available.
The following basic equipment operating statistics shall have the meanings and definitions ascribed to them herein:
a.	Mechanical Availability (MA) measures the portion of scheduled time that a piece of equipment is physically able to operate and shall be calculated as:

(MA) =	OT + DT OT + DT + MD
b.	Operating Efficiency (OE) measures the use of mechanically or physically available time and shall be calculated as:

(OE) =	OT OT + DT
c.	Effective Utilization (EU) measures the use of scheduled or non-idle hours and shall be calculated as:

(EU) =	MA * OE
d.	Overall Utilization (OU) measures the use of total time and shall be calculated as:

(OU) =	OT OT + DT + MD + IT
1.6	Measurement

Not used.

1.7	Submittals

Not used.
2.0	PERFORMANCE
2.1	Preparation

The Work Breakdown Structure (WBS) shall consist of the following mining areas, work functions and expense types;

Mining Area	Description
SE	Southeast section of the Mine
SW	Southwest section of the Mine
NE	Northeast section of the Mine

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NW	Northwest section of the Mine
Work Function
- Facility and Contractor’s Facility Site
•	construction

•	operation and maintenance
- Muskeg and Mineral Soils Removal
- Overburden Removal
•	truck, cable shovel stripping

•	truck, hydraulic excavator stripping

•	truck, loader stripping

•	dyke construction

•	dump construction
- Owner’s haulroads — maintenance
- Contractor’s haulroads
•	construction

•	maintenance
- Reclamation activities
- Dewatering
•	ditch and sumps construction and maintenance

•	polishing ponds and oil separation equipment construction, operation and maintenance

•	pumps and pipelines construction, operation and maintenance
- Field Overhead
•	administration

•	small vehicles
- Head Office Overhead
•	administration
- Equipment and Replacement Equipment depreciation
- Equipment and Replacement Equipment carrying cost
- Inventory carrying cost
- Salvage
- Changes to the Work
•	interburden removal

•	oil sands removal

•	construction of Dyke 10 filter and blanket drains

•	construction of Dyke 10 cut-off trenches

•	Owner’s haulroads – construction

•	miscellaneous extra work (priced in accordance with Article 2.4 of Section “D” – COMPENSATION)

•	miscellaneous additional work (priced in accordance with any of Articles 2.1, 2.2 or 2.3 of Section “D” – COMPENSATION).
Expense Types
- Labour (wages, salaries and benefits)
- Materials, parts and supplies (including fuel, oil and grease)
- Sub-contractors
- Depreciation
- Carrying cost
- Utilities

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2.2	Execution
(A)	General

The MIS shall be operated during the performance of Work so as to maintain the necessary records and provide the specified reports in a timely and accurate manner.

The Owner shall provide the Contractor a direct link to the Owner’s computer system, to allow for the electronic transfer of the quantity, cost and productivity data and reports required to fulfill the requirements of this Specification.

(B)	Allocation and Reporting of Costs

The Contractor’s reports for the Owner on actual costs of the Work performed shall be organized in accordance with the Work Breakdown Structure. Costs shall be allocated to the expense types, Work functions and mining areas identified in the WBS and the costing system shall accumulate costs by each expense type for each specific unit of Equipment and Replacement Equipment.

The costs for each Equipment and Replacement Equipment category shall be calculated by addition of costs for each specific unit of Equipment and Replacement Equipment of that category. Unit costs for Equipment and Replacement Equipment shall be calculated from the costs accumulated and from the total time as reported on timesheets and from other sources.

Unit costs for each Work Function and expense type shall be calculated by combining direct charges from the payroll, accounts payable and accounts receivable systems with Equipment and Replacement Equipment costs allocated proportionately to the Work functions by the equipment time spent on each Work function. Unit costs for each Work function for each mining area and for the total Mine shall be calculated from the costs accumulated and the total quantities as reported from surveying and other measurement methods.

Actual costs shall be reported against the WBS and for each unit and type of Equipment and Replacement Equipment on a monthly, year to date and contract to date basis.

(C)	Quantity Reporting

Quantity reporting shall provide quantity information from timesheets, procurement sources, surveying, weigh scales, and the Mine Management System.

The Contractor shall provide on a daily basis a material movement report including for each shift;
▪	Truck Counts and volumes;

▪	loading units;

▪	loading locations;

▪	material types loaded; and

▪	dumping locations.
The Contractor shall provide the following reports on quantities on a monthly, year to date and Contract to date basis:
▪	Bank cubic meters of muskeg and mineral soils removed from insitu ground;

▪	Cubic metres of reclamation materials removed from stockpiles;

▪	Centimeters (depth), cubic metres and hectares of reclamation materials placed;

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▪	Bank cubic meters of Overburden removed;

▪	Bank cubic meters of Overburden placed in dykes;

▪	Bank cubic metres of Overburden placed in dumps;

▪	Bank cubic meters of interburden removed;

▪	Bank cubic meters of oil sands stockpiled or direct hauled to processing facilities;

▪	Bank cubic meters of aggregate recovered;

▪	Quantities produced by each specific unit and category of Equipment and Replacement Equipment;

▪	Horizontal distances for haul routes used, measured centroid to centroid; and

▪	The accumulated bank cubic meter-kilometers for each material type hauled.
(D)	Productivity Reporting

Statistics shall be kept for all units of Equipment and Replacement Equipment to determine the Operating Time, Delay Time, Mechanical Down Time and Idle Time and these shall be used to calculate the Mechanical Availability, Effective Utilization, Overall Utilization and Operating Efficiency for each unit. The Contractor shall report these statistics and calculations for each unit and type of Equipment and Replacement Equipment on a monthly, year-to-date and Contract-to-date basis.

Labour productivity shall be calculated by dividing the sum of all bank cubic meters of materials removed by the Contractor for a given period, by the sum of all man-hours worked by the Contractor’s employees during that same period. The Contractor shall report the calculated labour productivity on a monthly, year-to-date and Contract-to-date basis.
2.3	Analysis of Quantity and Productivity Reports

The reported quantities, and the reported production, utilization and availability for each type of Equipment and Replacement Equipment, shall be compared to those forecast on a monthly and year-to-date basis. The reasons for such variances between actual and forecast values shall be identified and explained to the Owner by the Contractor.

The reports generated using the MIS shall be analyzed monthly to identify variances in actual production quantities and productivities from those forecast. The reasons for such variances shall be determined by the Contractor and reported to the Owner on a monthly and year-to-date basis.

2.4	Owner’s Access to Contractor’s Data

During the Term of the Contract, the Owner shall have direct access to all quantity, cost and productivity data resulting from the Work.

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